Exhibit 10.14

ASSET PURCHASE AGREEMENT

between

T & W FORGE, INC.

(“Seller”)

and

TWF ACQUISITION, LLC

(“Purchaser”)

Dated as of December 10, 2010

i

Index of Schedules

Schedule 2.1(a)	Tangible Personal Property
Schedule 2.1(c)	Equipment and Other Personal Property Leases
Schedule 2.1(e)	Intellectual Property
Schedule 2.1(f)	Permits
Schedule 2.2(g)	Notes Receivable from Affiliates
Schedule 2.2(i)	Retained Inventory
Schedule 2.3(a)(ii)	Assumed Accrued Expenses
Schedule 2.3(a)(iii)	Assumed Contracts
Schedule 2.3(b)(i)	Excluded Accrued Expenses
Schedule 3.2(c)	Working Capital Determination
Schedule 3.4	Allocation of Purchase Price
Schedule 5.2	Authority; Consents
Schedule 5.4	Real Property
Schedule 5.5	Environmental Matters
Schedule 5.6(a)	Title to Purchased Assets
Schedule 5.6(b)	Die Ownership
Schedule 5.7	Taxes
Schedule 5.8	Litigation
Schedule 5.9	Financial Statement Exceptions
Schedule 5.10(a)	Accounts Payable and Accrued Expenses
Schedule 5.10(b)	Indebtedness
Schedule 5.11	Transactions with Affiliates
Schedule 5.13	Absence of Undisclosed Liabilities
Schedule 5.14	Customers
Schedule 5.15	Suppliers
Schedule 5.16	Business Relations
Schedule 5.17	Material Contracts
Schedule 5.18	Purchase Orders
Schedule 5.19	Receivables
Schedule 5.20	Inventory
Schedule 5.21	Products and Warranties
Schedule 5.22	Employment Matters
Schedule 5.23(a)	Non-Union Employees
Schedule 5.23(b)	Union Employees
Schedule 5.24	Employee Benefit Plans and Other Plans
Schedule 5.25	Licenses and Permits
Schedule 5.26	Governmental Reports
Schedule 5.28	Intellectual Property
Schedule 5.29	Powers of Attorney
Schedule 5.30	Insurance
Schedule 5.31	Brokerage & Finder’s Fees
Schedule 5.33	No Changes

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 10, 2010, between T & W FORGE, INC., an Ohio corporation (“Seller”) and TWF ACQUISITION, LLC, an Ohio limited liability company (“Purchaser”).

A. Seller is engaged in the business of providing forgings to manufacturers in various industries, including, but not limited to, power generation, aerospace, construction, mining, petrochemical, and transportation (the “Business”);

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and subject to the conditions contained herein, substantially all of the operations and assets of the Business; and

C. John Beringer and John Staudt, (collectively, the “Shareholders,” and each a “Shareholder”) directly own all of the equity interests of Seller.

NOW, THEREFORE, in consideration of the mutual promises, warranties, and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all the parties hereto, Seller and Purchaser agree as follows:

ARTICLE 1 DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A attached hereto.

ARTICLE 2 PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale of Assets. Upon the terms and conditions herein set forth, at the Closing, Seller shall sell, convey, transfer, assign, grant, and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire, and accept from Seller at the Closing, all of Seller’s right, title, and interest in and to all of the Purchased Assets (as defined below) free and clear of all Encumbrances. For purposes of this Agreement and the Ancillary Agreements, “Purchased Assets” means all of the business, assets, and goodwill owned by Seller on the Closing Date of every kind and description, wherever located, known or unknown, tangible or intangible, whether reflected on Seller’s books and records or not, which are not Excluded Assets, including, without limitation, the following:

(a) Tangible Personal Property. All machinery, equipment, furniture, computer hardware and software, fixtures, motor vehicles, tooling, dies, leasehold improvements, spare parts, shop and production supplies, and other tangible personal property owned or employed in the operation of the Business, including, without limitation, the personal property described in Schedule 2.1(a) and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures;

(b) Accounts Receivable. Except as provided in Section 2.2(g), all accounts receivable, both trade and non-trade, of the Business;

(c) Equipment and Other Personal Property Leases. The leases and rental agreements in respect of equipment or other tangible personal property employed in the Business, including, without limitation, those leases and agreements described in Schedule 2.1(c);

(d) Inventory. All Inventory, wherever located, including raw materials, work-in-process, packaging, and finished goods, owned, produced by the Business other than the Retained Inventory;

(e) Intellectual Property and Third Party Software. All Intellectual Property and Third Party Software and other software used to operate the Business, including, without limitation, the items set forth on Schedule 2.1(e), but excluding the Intellectual Property owned by TWS;

(f) Permits and Governmental Authorizations. All permits and Governmental Authorizations relating to the Business as of the close of business on the Closing Date, including, without limitation, the items set forth on Schedule 2.1(f), to the extent actually assignable or transferable;

(g) Contract Rights and Other Intangible Assets. All rights arising under or in connection with all Assumed Contracts, claims against third parties, rights to indemnification, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and other instruments and agreements relating to the Business, and all goodwill and going concern value associated with the Business;

(h) Deposits and Expenses. All deposits and prepaid expenses of the Business to the extent they relate to any Purchased Assets or Assumed Liabilities;

(i) Books and Records. All books and records (including all discs, tapes, and other media-storage data and information) relating to the Business;

(j) Other Records, Manuals, and Documents. Seller’s right, title, and interest in and to all of the following to the extent that they relate to the Business: mailing lists, customer lists, supplier lists, vendor data, marketing information, and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating to the Business; and

(k) Insurance Claims. The amount of any proceeds received by Seller under any policy of insurance covering the Purchased Assets or the Business as a result of any claim made against such policies of insurance due to damage to the Purchased Assets or the Business prior to the Closing Date that is paid after the date of this Agreement.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, the following assets and rights are not Purchased Assets and will be retained by Seller (collectively, the “Excluded Assets”):

(a) Consideration. The consideration delivered by Purchaser to Seller pursuant to this Agreement;

(b) Entity Franchise. Seller’s franchise to be a corporation, its registration documents, minute books, if any, and other records having exclusively to do with such Seller’s incorporation and capitalization; provided, however, that Purchaser shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof;

(c) Insurance Policies. All property, casualty, and individual life insurance policies owned or obtained by Seller on behalf of the Business;

(d) Tax Records and Refunds. All Tax Returns and Tax records of Seller and all Tax deposits, Tax refunds or prepaid Taxes of Seller; provided, however, that Seller shall provide copies of such Tax Returns and Tax records to Purchaser prior to the Closing (or, in the case of any Tax Return filed after the Closing, as soon as practical after the filing of such Tax Return);

(e) Equity Interests. Any and all equity interests issued by Seller;

(f) Cash and Cash Equivalents. All cash and cash equivalents of Seller as of the Closing Date, the accounts of Seller with any bank, savings and loan or other financial institution;

(g) Accounts Receivable. All notes and other Debt of an Affiliate payable to Seller, including, but not limited to, those listed on Schedule 2.2(g)(i), and those accounts receivable listed on Schedule 2.2(g)(ii) (including those customer accounts that, as of the Closing Date, remain unpaid for a period in excess of 90 days after Seller’s shipment date, unless such customer’s accounts (i) have contractual terms in excess of 90 days and (ii) have paid outstanding invoices within such contractually extended terms) all of which accounts receivable are not included in the calculation of Net Working Capital;

(h) Real Property. All real property owned directly or indirectly by Seller or any Seller Affiliate, which real property includes the transformers located on the property where the Business currently is operated;

(i) Retained Inventory. The specific inventory identified on Schedule 2.2(i) (the “Retained Inventory”); and

(j) T&W Stamping Assets. The assets owned by Transue &Williams Stamping Co., Inc., an Affiliate of Seller (“TWS”), that, to the extent necessary, will be made available to Purchaser through the Transition Services Agreement.

Section 2.3 Assumption of Liabilities.

(a) At the closing, Purchaser shall assume and become responsible for, and shall thereafter pay, perform, and discharge as and when due, only the following liabilities (collectively, the “Assumed Liabilities”):

(i) Seller’s trade payables related to the Business reflected on the October 31, 2010 unaudited interim balance sheet included in the Financial Statements of Seller plus those incurred in the Ordinary Course of Business by the Business since the date of such balance sheet consistent with past practices of Seller;

(ii) those certain accrued expenses (other than expenses that are Retained Liabilities) of Seller related directly to the operation of the Business set forth in the accounts listed on Schedule 2.3(a)(ii); and

(iii) all liabilities and obligations of Seller arising on or after the Closing Date under the Contracts listed on Schedule 2.3(a)(iii) (the “Assumed Contracts”), other than Retained Liabilities under Section 2.2(b)(vi) and (xiii).

(b) Notwithstanding anything to the contrary contained in Section 2.3(a), Purchaser shall not assume, and shall have no liability under or by reason of this Agreement for any obligations, duties, or liabilities relating to Seller’s operation of the Business other than the Assumed Liabilities, including, without limitation, any of the following (collectively, the “Retained Liabilities”):

(i) all accrued expenses of Seller not included in Section 2.3(a)(ii), including the accounts set forth on Schedule 2.3(b)(i);

(ii) any liability related to Benefit Plans of Seller, including, but not limited to, contributions, obligations, or the Withdrawal Liability related to the Pension Trust;

(iii) any product liability or warranty claims (express or implied) of third parties (including any Affiliate of Seller) arising out of or relating to products manufactured, provided, or sold by Seller prior to the Closing Date;

(iv) any liability under any Assumed Contract that arises out of or relates to any breach or violation that occurred prior to the Closing Date;

(v) any liability that arises out of or relates to obligations for the repayment of Debt by Seller or any Affiliate;

(vi) any liability under any Contract that is not an Assumed Contract;

(vii) any liability for COBRA continuation for any employee of Seller with a qualifying event prior to the Closing Date;

(viii) any liability for workers’ compensation claims incurred prior to the Closing Date that were not processed by Seller in compliance with the Ohio Bureau of Workers’ Compensation State Fund Program, or for any deductibles or other payments associated with non-traditional Ohio Bureau of Workers’ Compensation State Fund Programs, if any, incurred prior to the Closing Date;

(ix) any liability of Seller arising from or relating to any claim or proceeding against Seller pending on or incurred prior to the Closing Date, including, without limitation, those proceedings set forth on Schedule 5.8;

(x) except as provided in Section 3.5, any liability of Seller or any shareholder of Seller for the payment of any Tax, including, without limitation, for the Taxes (A) of any other Person, whether as transferee, successor, by contract or otherwise, and (B) resulting from, or arising in connection with, the transactions contemplated by this Agreement, and (C) Taxes with respect to the Purchased Assets arising on or prior to the Closing Date or with respect to any Tax periods (or portions thereof) ending on or prior to the Closing Date;

(xi) any liability or obligation of any Person relating to an Environmental Condition relating to the Business, the West Ely Street Facility or any Former Property that arises out of or relates to any action that occurred prior to the Closing Date;

(xii) any liability of Seller to any Affiliate of Seller or any Affiliate of any Shareholder, including but not limited to any liability arising out of or related to any loans, management fees, and any accrued interest related thereto, from or owed to any Affiliate of Seller or any Affiliate of any Shareholder; or

(xiii) any liability under any Assumed Contract, other than a customer or supplier open purchaser order entered into in the Ordinary Course of Business, if either (A) Seller shall not have obtained or (B) Purchaser shall not have waived in writing Seller’s obligation hereunder to obtain, on or prior to the Closing Date, any consent required to be obtained by the terms of such Assumed Contract from any Person with respect to the assignment or delegation to Purchaser of any rights or obligations under such Assumed Contract.

ARTICLE 3 PURCHASE PRICE AND PRORATIONS OF CERTAIN LIABILITIES

Section 3.1 Purchase Price.

(a) In full consideration for the Purchased Assets, assumption of Assumed Liabilities as of the Closing Date, and for the other promises and covenants contained herein and in the other agreements to be delivered by Seller hereunder, subject to adjustment as provided in Section 3.2, at the Closing, Purchaser shall pay to Seller an aggregate amount in cash equal to (i) twenty-three million, six hundred twelve thousand dollars ($23,612,000) (the “Purchase Price”); minus (ii) the amount of the Escrow Funds; minus (iii) the amount of the Pension Trust Escrow Fund; minus (iv) the amount of the Insurance Escrow Fund; minus (v) the aggregate amount of the Debt Payments; and plus or minus, as the case may be, (vi) the Initial Working Capital Adjustment (the resulting amount is referred to as the “Closing Date Payment”).

(b) Seller shall have obtained from each obligee to the Debt of Seller, and in any event any secured party set forth on Schedule 5.10(b), a payoff letter and/or lien release letter (the “Debt Payoff Letters”). Such letter shall include (i) the total amount of Debt (including all principal, interest, premium, prepayment penalties, and other fees owing on such amounts) owed by Seller to such obligee as of the date of the letter and a per diem amount through the Closing Date, (ii) payment instructions for wire transfer of such amount on the Closing Date, and (iii) if applicable, confirmation that the obligee shall terminate any lien filings relating to such Debt of Seller upon payment of the amount specified in such letter.

(c) On the Closing Date, Purchaser will:

(i) remit $1,676,000 (the “Escrow Funds”) to an escrow account (“Escrow Account”) to be held by Wells Fargo Bank, National Association, as agent (the “Escrow Agent”), pursuant to the terms and conditions of an escrow agreement among Purchaser, Seller, and the Escrow Agent, in a form and substance reasonably satisfactory to the Escrow Agent, Purchaser and Seller (the “Escrow Agreement”);

(ii) remit, on behalf of Seller, the aggregate amounts specified in the Debt Payoff Letters directly to each obligee thereof in accordance with the terms of each such letter (such amounts, in the aggregate, the “Debt Payments”);

(iii) remit to Seller the Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated by Seller not less than five (5) days prior to the Closing Date; and

(iv) remit $1,112,000 (the “Pension Trust Escrow Fund”) to a separate escrow account (“Pension Trust Escrow Account”) to be held by Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement, which Pension Trust Escrow Fund, as adjusted, will be held solely for subsequent remittance to the Boilermaker-Blacksmith National Pension Trust (“Pension Trust”).

(v) remit $60,000 (the “Insurance Escrow Fund”) to a separate escrow account (“Insurance Escrow Account”) to be held by Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement, which Insurance Escrow Fund, as adjusted, will be held solely for satisfaction of renewal premiums for the Tail Insurance Policy.

(d) Pension Trust Withdrawal Liability.

(i) The parties acknowledge and agree that the Pension Trust Escrow Account has been established for the purposes of paying, in full, in a single lump-

sum payment, that amount that will be owing by Seller to the Pension Trust solely as withdrawal liability attributable to Seller’s withdrawal from the Pension Trust caused by the purchase and sale of assets provided for in this Agreement (the “Withdrawal Liability”). Prior to the date of this Agreement, the Pension Trust confirmed that, as of December 31, 2009, the amount of the Withdrawal Liability was equal to the amount of the Pension Trust Escrow Fund.

(ii) Promptly after the Closing Seller will provide written notice to the Pension Trust that Seller has withdrawn from the Pension Trust. Seller will then permit the Pension Trust to undertake an audit of Seller’s payroll records to (A) confirm that Seller contributed the proper amounts to the Pension Trust for the years prior to the Closing (a “Compliance Audit”) and (B) permit the Pension Trust to calculate the final amount of Seller’s Withdrawal Liability (a “Confirmation Audit”). Seller will cooperate with the Pension Trust in order to permit the audit to be undertaken and completed as expeditiously as possible. Seller will keep Purchaser informed at all times during the process and will provide Purchaser with copies of all notices provided to or by the Pension Trust and all information exchanged with the Pension Trust during this process.

(iii) Upon completion of the Confirmation Audit and receipt of the Pension Trust’s determination of the final amount of the Withdrawal Liability as of the Closing Date, Seller will promptly notify Purchaser of that amount. To the extent that the amount of the Pension Trust Escrow Fund exceeds such final Withdrawal Liability, Seller and Purchaser will instruct the Escrow Agent to release (A) to the Pension Trust the final Withdrawal Liability amount and (B) to Purchaser any excess remaining in the Pension Trust Escrow Account after the disbursement in clause (A) above. To the extent that such final Withdrawal Liability exceeds the amount of the Pension Trust Escrow Funds, (x) Purchaser will immediately deposit (within three (3) Business Days), by wire transfer of immediately available funds, into the Pension Trust Escrow Account such additional amount up to a total of $250,000 and (y) Seller will immediately deposit (within three (3) Business Days), by wire transfer of immediately available funds, in the Pension Trust Escrow Account such additional amount in excess of $250,000, which Pension Trust Escrow Fund, as increased, then will be released by the Escrow Agent to the Pension Trust.

(iv) Purchaser’s sole obligation will be to pay into the Pension Trust Escrow Account any additional amount up to $250,000 determined pursuant to the Confirmation Audit to be necessary to permit Seller to pay the final Withdrawal Liability to the Pension Trust in full; provided, however, any amount determined by the Pension Trust to be due and owing as a result of the Compliance Audit and any amount determined by the Pension Trust to be due and owing as a result of the Confirmation Audit that is in excess of $250,000 shall both be solely the responsibility of Seller and shall be paid in full by Seller prior to any release of the Pension Trust Escrow Account and prior to any payment obligation of Purchaser pursuant to Section 3.1(d)(iii) accruing. Seller and Purchaser acknowledge and agree that nothing in this Section 3.1(d) shall be deemed to be Purchaser’s assumption of any portion of the Withdrawal Liability, which liability shall remain a Retained Liability payable by Seller directly to the Pension Trust. Notwithstanding the foregoing, in the event that Purchaser fails to make the payment set forth in Section 3.1(d)(iii) of the previous paragraph, in addition to any other remedy available to Seller, Purchaser hereby agrees that such amount will be disbursed to Seller from the Escrow Funds deposited pursuant to Section 3.1(c)(i) to be used for Seller’s payment of the Withdrawal Liability to the Pension Trust. Purchaser agrees that it shall promptly replace any such funds disbursed by the Escrow Agent to Seller pursuant to the foregoing sentence and that Seller will not be obligated to replace any such funds.

(v) Purchaser and Seller acknowledge that Seller will have a ninety (90) day period after it receives written notice from the Pension Trust of the amount of Seller’s final Withdrawal Liability (the “Withdrawal Liability Notice”) in which to notify the Pension Trust of its desire to contest the final Withdrawal Liability determination. Seller will provide Purchaser with copies of all notices, work papers and materials received from the Pension Trust relating to its determination of the final Withdrawal Liability. Purchaser will have the right, to be exercised by written notice to Seller within eighty (80) days after Seller has received the Withdrawal Liability Notice, to demand that Seller file an objection with the Pension Trust to such final determination and, if such notice is given, Seller agrees to timely file such objection and to cooperate with Purchaser in discussions with the Pension Trust and with respect to any arbitration and/or court proceeding involving and/or settlement of such final Withdrawal Liability. Purchaser will be responsible for any and all costs and expenses, including those incurred by Seller, with respect to the filing of the objection and the contesting of such determination if such objection was made at Purchaser’s request; provided, however, if the final determination of the Withdrawal Liability results in a payment by Purchaser of additional funds into the Pension Trust Escrow Account, then any and all of such costs and expenses shall be shared equally between Seller and Purchaser.

(vi) Any payments relating to the final Withdrawal Liability will be treated as adjustments to the Final Purchase Price.

(e) Tail Insurance Policy Renewals.

(i) The parties acknowledge and agree that the Insurance Escrow Account has been established for the purposes of reimbursing Seller for the payment, in full, of the premiums for four (4) annual renewals of the Tail Insurance Policy or replacement policies for the Tail Insurance Policy, as applicable (each a “Renewal Premium”).

(ii) Prior to the expiration of the Tail Insurance Policy bound and paid for by Seller on the Closing Date (as required in Section 7.7 below), and on each of the following three (3) anniversary dates thereof (in each case, prior to the expiration of the then expiring term), Seller shall solicit from the current underwriter or replacement underwriters a one (1) year renewal policy on identical terms to the Tail Insurance Policy (such that there will be a total of five (5) years coverage commencing as of the Closing Date). To the extent identical terms are not available, Seller may deviate from the terms of the existing Tail Insurance Policy only with Purchaser’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned). Prior to the expiration of each then current term, Seller shall pay in full the Renewal Premium for the replacement Tail Insurance Policy for such year. Seller will keep Purchaser informed at all times during the process and will provide Purchaser with copies of all renewal notices or policy quotes received by Seller and all information exchanged with any insurance underwriter during this process.

(iii) Upon payment of each Renewal Premium, Seller will promptly provide Purchaser and the Escrow Agent with evidence of the renewal Tail Insurance Policy and of the amount of the premium paid, upon receipt of which the Escrow Agent will disburse to Seller from the Insurance Escrow Fund in accordance with the terms of the Escrow Agreement the amount of such premium paid up to a maximum reimbursement of $15,000 for each renewal. To the extent that at any time prior to the termination of the Insurance Escrow Account, the amount of the Insurance Escrow Fund does not equal at least the sum of (A) the most recent Renewal Premium amount multiplied by (B) the number of unpaid remaining Renewal Premiums (not to exceed four (4)), Seller will immediately deposit (within three (3) Business Days), by wire transfer of immediately available funds, into the Insurance Escrow Account the additional amount as needed to satisfy such deficiency.

(iv) In the event that Seller has not provided Purchaser with evidence of payment of the Renewal Premium for any replacement Tail Insurance Policy at least thirty (30) days prior to the expiration of the then existing Tail Insurance Policy, then Seller hereby agrees that, at Purchaser’s election and notice to Seller, the amount of such Renewal Premium will be disbursed to Purchaser from the Insurance Escrow Fund and Purchaser shall directly pay such Renewal Premium in order to secure such replacement Tail Insurance Policy. Purchaser’s election to pay any Renewal Premium on behalf of Seller pursuant to this Section 3.1(e)(iv) shall not limit Purchaser’s right to pursue any other remedy available to Purchaser arising out of Seller’s breach of its obligation to make such payment.

Section 3.2 Working Capital Adjustment.

(a) Physical Inventory. Prior to the Closing Date, Purchaser and Seller shall have conducted a joint physical count of all Inventory owned by Seller (the “Physical Inventory”). The parties shall establish an agreed-upon value for the Inventory measured as of the Closing Date based on such Physical Inventory and Seller’s completion, to the reasonable satisfaction of Purchaser, of (i) a subsequent inventory valuation to include raw materials, work-in progress, and finished goods, with such valuation utilizing direct labor and factory overhead costs, as historically applied, based on Seller’s fiscal year ended October 31, 2010 final accounts, (ii) a roll-forward of such inventory valuation from the Physical Inventory to the Closing Date, which roll-forward shall provide adequate “audit trail” detail to enable Purchaser to review and validate the accuracy of such roll-forward, and (iii) only in the event Seller and Purchaser cannot achieve the desired outcome from the roll-forward procedure to their mutual satisfaction, a second join physical inventory as of the Closing Date. Such Closing Date valuation shall include an adjustment to reflect excess/slow-moving and obsolete inventory, which adjustment includes a reserve of $146,716 plus the Retained Inventory of $324,425 as set forth on Schedule 2.2(i). No further adjustment shall be made to Inventory for excess, obsolete, slow moving or otherwise unsalable inventory.

(b) Estimated Net Working Capital Calculation. On the Closing Date, Seller shall prepare and deliver to Purchaser an estimated balance sheet as of the Closing Date (the “Estimated Working Capital Statement”) setting forth Seller’s good faith estimation of the Net Working Capital of Seller as of the Closing Date (the “Estimated Closing Working Capital”). In determining the Estimated Closing Working Capital, the parties agree that the Inventory value shall be determined as provided in Section 3.2(a) above and both parties will exercise their reasonable best efforts to ensure that such Inventory value is as close to a final valuation as is practical under the circumstances. In no event, however, will the methodology used to calculate labor and overhead be subject to any post-Closing revision. In the event the Estimated Closing Working Capital is less than $3,434,967 (the “Target Working Capital”), the Purchase Price will be decreased, on a dollar for dollar basis, by the amount of such shortfall. In the event the Estimated Closing Working Capital exceeds the Target Working Capital, the Purchase Price will be increased, on a dollar for dollar basis, by the amount of such excess. The resulting shortfall or excess is referred to as the “Initial Working Capital Adjustment”.

(c) Closing Date Working Capital Schedule. On or before sixty (60) days following the Closing Date, Purchaser will prepare and deliver to Seller a statement (the “Closing Date Working Capital Statement”) setting forth Purchaser’s computation of the Net Working Capital of Seller as of the Closing Date (the “Closing Date Working Capital”), using a final Inventory value as determined in accordance with Section 3.2(a) above. The Closing Date Working Capital will be determined in a manner consistent with determination of the Estimated Working Capital as set forth on Schedule 3.2(c). During such period, Seller will provide Purchaser and its representatives with access to all records necessary to prepare the Closing Date Working Capital Statement and the computations therein retained by Seller, if any.

(d) Review of Closing Date Working Capital Statement; Disputes.

(i) Upon receipt of the Closing Date Working Capital Statement, Seller (together with Seller’s professional advisors) will have the right during the succeeding fifteen (15) day period (the “Review Period”) to examine all information contained in the books and records used to prepare the Closing Date Working Capital Statement. Purchaser will provide to Seller and its professional advisors reasonable access to the work papers used to prepare the Closing Date Working Capital Statement during normal business hours.

(ii) If Seller disagrees with the calculation of the Closing Date Working Capital set forth in the Closing Date Working Capital Statement, it must notify Purchaser in writing on or before the last day of the Review Period, setting forth a specific description of Seller’s objection(s), the amount of the adjustment which Seller believes should be made to each item to which it objects, and a detailed description of the basis for Seller’s disagreement therewith (such notice, a “Notice of Disagreement”). In the event that Seller does not provide a Notice of Disagreement in accordance with the terms above on or before the last day of the Review Period or Seller affirmatively notifies Purchaser in writing that Seller agrees with the calculation of the Closing Date Working Capital set forth on the Closing Date Working Capital Statement, Seller will be deemed to have accepted the Closing Date Working Capital Statement delivered by Purchaser and the calculation of the Closing Date Working Capital set forth therein will be final, binding, and conclusive for all purposes hereunder.

(e) Determination of Final Net Working Capital.

(i) If Seller does provide a Notice of Disagreement in accordance with the terms above on a timely basis, Purchaser and Seller will use their respective best efforts for a period of fifteen (15) days (or such longer period as they may mutually agree in writing, the “Private Resolution Period”) to resolve any disagreements with respect to the calculation of Closing Date Working Capital. The objections set forth in the Notice of Disagreement that are resolved by Seller and Purchaser in accordance with this Section 3.2(e)(i) will collectively be referred to herein as the “Resolved Objections” and the Closing Date Working Capital Statement will be adjusted to reflect any Resolved Objections.

(ii) If, at the end of the Private Resolution Period, Seller and Purchaser are unable to resolve all of the objections set forth in the Notice of Disagreement, Seller and Purchaser will jointly engage Meaden & Moore LLP or another local accounting firm mutually acceptable to Purchaser and Seller (the “Independent Auditors”) within five (5) days of the end of the Private Resolution Period to resolve any remaining disagreements. Seller and Purchaser must jointly submit a listing of the objections set forth in the Notice of Disagreement that remain outstanding (collectively, the “Differences”), together with a statement of the facts submitted by Seller and Purchaser, respectively, and such arguments as either of them chooses to make in connection therewith (each such a “Statement of Claims”), in writing to the Independent Auditors within ten (10) days after the Independent Auditors’ engagement.

(iii) The Independent Auditors, acting as experts and not as arbitrators, will review the Differences and the Statement of Claims. The Independent Auditors will determine, within fifteen (15) days of the date on which such dispute is referred, based on the requirements set forth in this Article 3 and only with respect to the Differences and Statement of Claims timely submitted to the Independent Auditors, what adjustments (if any) to the Closing Date Working Capital Statement are required in order for it to accurately set forth the Net

Working Capital of Seller as of the Closing Date. For purposes of this Section 3.2(e), the parties will share ratably the fees and expenses of the Independent Auditors as follows: (A) if the Independent Auditors resolve all of the remaining Differences in favor of Seller, Purchaser will be responsible for all of the fees and expenses of the Independent Auditors, (B) if the Independent Auditors resolve all of the remaining Differences in favor of Purchaser, Seller will be responsible for all of the fees and expenses of the Independent Auditors, or (C) if the Independent Auditors resolve some of the Differences in favor of Seller and the rest of the Differences in favor of Purchaser, each of Purchaser and Seller will share the fees and expenses of the Independent Auditors equally. The determination of the Independent Auditors, solely as it relates to the Closing Date Working Capital Statement, will be final, conclusive, and binding on the parties. The accepted or finally determined Closing Date Working Capital Schedule (whether determined pursuant to Section 3.2(d)(ii) or this Section 3.2(e)) is referred to as the “Final Working Capital Schedule.” The date on which the Closing Date Working Capital of Seller is finally determined in accordance with this Section 3.2 is hereinafter referred to as the “Settlement Date.”

(f) If the Final Working Capital Statement shows the Closing Date Working Capital is less than the Estimated Closing Working Capital, the Purchase Price will be decreased, on a dollar for dollar basis, by the amount of such shortfall. If the Final Working Capital Statement shows the Closing Date Working Capital exceeds the Estimated Closing Working Capital, the Purchase Price will be increased, on a dollar for dollar basis, by the amount of such excess. All such payments required to be made pursuant to this Section 3.2(f) (i) by Seller, shall be paid to Purchaser out of the Escrow Funds upon the delivery of a joint written instruction from Seller and Purchaser to the Escrow Agent pursuant to terms of the Escrow Agreement, or (ii) by Purchaser, shall be made to Seller by wire transfer of immediately available funds. Any such payment by Seller or Purchaser, as the case may be, shall be made no later than two (2) Business Days following the Settlement Date. The Purchase Price after final adjustment for the changes, if any, provided for in Section 3.2(b) and this Section 3.2(f) shall be referred to as the “Final Purchase Price.”

Section 3.3 Prorations. The following prorations relating to the Purchased Assets will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Purchaser liable to the extent such items relate to periods subsequent to the Closing Date.

(a) The amount of charges for sewer, water, fuel, telephone, electricity, natural gas, and other utilities for the West Ely Street Facility; provided that if practicable, meter readings will be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

(b) If any item described in this Section 3.3 cannot be prorated, adjusted or determined as of the Closing Date, then it shall be separately prorated, adjusted, determined, and paid by the responsible party as soon as practicable following the Closing Date.

(c) If any of the foregoing proration amounts cannot be determined as of the Closing Date due to final bills therefore not being issued as of the Closing Date, the parties will prorate such items as and when the actual bills therefore are issued to the appropriate party. The party owing amounts to the other by means of such prorations shall pay the same within thirty (30) days following such proration.

Section 3.4 Allocation of Purchase Price. The parties agree that the aggregate Final Purchase Price (including the assumption by Purchaser of the Assumed Liabilities and all other capitalized costs) will be allocated among the Purchased Assets for Tax purposes in accordance with Schedule 3.4 attached hereto. Purchaser and Seller will follow and use such allocation in all Tax Returns, filings, or other related reports made by any of them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the IRS under the provisions of Section 1060 of the Code, or any regulations thereunder, Purchaser and Seller will disclose such reports to the other party prior to filing them with the IRS.

Section 3.5 Sales and Transfer Taxes. Seller and Purchaser agree that the cost of any sales, use, stamp, registration, transfer or other Tax or recording fees and charges imposed on Seller or Purchaser by any Governmental Authority as a result of the sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such Tax, recording fee or charge.

ARTICLE 4 CLOSING

Section 4.1 Closing. The consummation of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Benesch, Friedlander, Coplan & Aronoff, LLP, 200 Public Square, Suite 2300, Cleveland, Ohio 44114, simultaneously with the execution and delivery of this Agreement, or at such other time and place as the parties may agree upon in writing (the “Closing Date”).

ARTICLE 5 REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 5.1 Organization and Standing. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Ohio, with full power and authority to conduct its business as and where now conducted, to own or use its properties at and where now owned or used by it, and to perform all its obligations under the Contracts to which Seller is a party. Seller is not qualified to do business as a foreign entity in any jurisdiction other than the State of Ohio, which is the only jurisdiction in which the property owned or used by it, or the nature of the Business conducted by it, requires such qualification. The Shareholders are the only shareholders of Seller.

Section 5.2 Authority; Consents.

(a) The execution, delivery, and consummation of this Agreement by Seller has been duly authorized by its directors and shareholders in accordance with all applicable Legal Requirements and the organizational documents of Seller, and at the

Closing Date no further action will be necessary on the part of Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

(b) Except as set forth on Schedule 5.2, the execution, delivery, and consummation of this Agreement by Seller (i) is not contrary to the Articles of Incorporation, as amended, or the Regulations of Seller, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any material indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement, or any other material restriction to which Seller is a party or to which any of the Purchased Assets is subject or bound, (iii) will not result in the creation of any Encumbrance on any of the Purchased Assets, and (iv) will not result in any acceleration or termination of any material loan or security interest agreement to which Seller is a party or to which Seller or any of the Purchased Assets is subject or bound. Except as may be listed on Schedule 5.2, no approval or consent of any Person is or was required to be obtained by Seller for the authorization of this Agreement or the consummation by Seller of the transactions contemplated in this Agreement.

Section 5.3 Investments in Other Entities. Seller does not have any direct or indirect equity interest, or Debt convertible into any equity interest, in any entity, corporation, or otherwise, or any right, warrant, or option to acquire any such interest.

Section 5.4 Real Property.

(a) Seller does not own any Real Property. Except as set forth on Schedule 5.4(a), the West Ely Street Facility is the only Real Property occupied or used by Seller. Seller has delivered to Purchaser a complete and correct copy of the Existing West Ely Street Facility Lease. Seller is not in breach of any terms of the Existing West Ely Street Facility Lease.

(b) Except as set forth on Schedule 5.4(b):

(i) there is no condemnation or eminent domain proceeding of any kind pending or, to the Knowledge of Seller, threatened against the West Ely Street Facility;

(ii) to the Knowledge of Seller, the West Ely Street Facility does not violate, and all improvements are constructed in compliance with, all applicable Legal Requirements;

(iii) Seller has obtained all licenses, permits, building permits and occupancy permits that are required by the Legal Requirements to permit the use and occupancy of the West Ely Street Facility as presently used by Seller in connection with the Business;

(iv) there are no outstanding variances or special use permits affecting the West Ely Street Facility or its uses;

(v) no notice of a violation of any Legal Requirements, or of any covenant, condition, easement, or restriction affecting the West Ely Street Facility or relating to its use or occupancy has been received by Seller;

(vi) Seller has no Knowledge of any increase in the applicable rate for any utility service being furnished to the West Ely Street Facility from the rate in effect with respect to the most recent bill that Seller has received for such service;

(vii) Seller has no Knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the West Ely Street Facility, and there are no present assessments;

(viii) to the Knowledge of Seller, all improvements constituting the West Ely Street Facility are without structural defects, were constructed in conformity with all plans and specifications, are located entirely within the boundary lines of the West Ely Street Facility and do not encroach upon any street or land of others;

(ix) to the Knowledge of Seller, the West Ely Street Facility either (A) is freely accessible directly from all public streets on which it abuts, or (B) uses adjoining private land to access the same in accordance with valid public easements, and in either case there is no condition which would result in the termination of such access;

(x) to the Knowledge of Seller, there are no boundary, water drainage, or flood plain disputes with the owners of any premises adjacent to the West Ely Street Facility or any Governmental Authority and there is no dispute involving former owners of the West Ely Street Facility or any Governmental Authority;

(xi) Seller has no notice of outstanding requirements or recommendations by the insurance companies who issued the insurance policies insuring the West Ely Street Facility, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on the West Ely Street Facility; and

(xii) except for the Existing West Ely Street Facility Lease, which shall be terminated at the Closing, and the proposed Lease Agreement with Purchaser, there are no leases or tenancies affecting the West Ely Street Facility.

Section 5.5 Environmental Matters.

(a) Except as set forth on Schedule 5.5:

(i) to the Knowledge of Seller, Seller and the West Ely Street Facility are, and at all times prior to Closing have been, in full compliance with all Environmental Laws;

(ii) to the Knowledge of Seller, neither Seller, any Affiliate of Seller, nor any predecessors, agents, licensees, tenants, or subtenants of Seller have caused or allowed any Contaminant to be used, manufactured, handled, generated, treated, stored, accumulated, placed, processed, or Released (other than in accordance with Environmental Laws) in its operations, on or off-site of the West Ely Street Facility or any other Real Property used at any time by Seller or any Person for whose conduct Seller is or may be held responsible in violation of Environmental Laws (“Former Property”);

(iii) neither Seller nor the West Ely Street Facility or, to the Knowledge of Seller, any Former Property is the subject of any written claim, demand, notice, order, decree or agreement regarding any Environmental Condition;

(iv) neither Seller nor the West Ely Street Facility or, to the Knowledge of Seller, any Former Property nor any Person for whose conduct Seller may be held responsible is subject to any contingent liability in connection with any Environmental Condition; and

(v) to the Knowledge of Seller, no flood has occurred at or affected the West Ely Street Facility since January 1, 1996.

(b) To the Knowledge of Seller, except as set forth on Schedule 5.5:

(i) Seller has obtained all environmental, health and safety licenses, permits, authorizations, consents, approvals, exemptions, registrations, and certificates required under all applicable Environmental Laws (“Environmental Licenses”) and made all notifications and filings necessary for the current use of the West Ely Street Facility and for full operation of the Business as currently conducted;

(ii) all such Environmental Licenses are in full force and effect, in good standing and Seller has made all notifications, filings and applications for renewal of such Environmental Licenses on a timely basis, where necessary;

(iii) Seller, the West Ely Street Facility and the Former Property are, and at all times have been, in full compliance with the terms and conditions of all Environmental Licenses; and

(iv) No fact or facts exist which would render invalid or require an alteration in any Environmental License currently in effect with respect to Seller, the West Ely Street Facility, or the operation of the Business.

(c) To the Knowledge of Seller, except as set forth on Schedule 5.5, there is not now nor has there ever been, on, in, or under the West Ely Street Facility or any Former Property:

(i) any generation, processing, treatment, storage, recycling, disposal or arrangement therefor, of any “hazardous waste”;

(ii) any aboveground or underground storage tanks or surface impoundments;

(iii) any asbestos or asbestos-containing material; or

(iv) any PCBs in any hydraulic oils, transformers, capacitors or other electrical equipment.

(d) Schedule 5.5 identifies, and Seller has provided Purchaser true and complete copies of, all environmental assessments, audits, reports, studies, analyses, correspondence, summaries, maps, photographs, tests and monitoring results (completed or uncompleted) and all material written communications filed by Seller or between Seller and any Governmental Authority or third parties that are in Seller’s possession or control or were initiated by Seller or any Affiliate of Seller with respect to Seller, the West Ely Street Facility, or, to the Knowledge of Seller, any Former Property, dated in the prior ten (10) years from the date of this Agreement arising under or relative to Environmental Laws, including any orders, notices of violation, warning letters, or requests for information with respect to Seller, all Environmental Licenses, the West Ely Street Facility, or, to the Knowledge of Seller, any Former Property.

(e) Except as set forth on Schedule 5.5, to the Knowledge of Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which have given rise to any liability or otherwise form the basis of any claim, suit, action, demand, proceeding, penalty, fine, hearing, notice of violation, directive or requirement to undertake any Remedial Action under any Environmental Law, common law or otherwise, relating to Seller or any Affiliate or predecessor of Seller or any Person for whose conduct Seller is or may be held responsible.

(f) All Contaminants that have been removed from the West Ely Street Facility or any Former Property have been handled, transported, transferred, stored, treated, recycled, received, or disposed of in full compliance with all Environmental Laws.

(g) Schedule 5.5 identifies all waste disposal, treatment and storage facilities and transporters and Persons which, in the five (5) years preceding the date of this Agreement, have arranged for the disposal of Contaminants which are presently used by or which previously have been used by or arranged for use by Seller or any Person for whose conduct Seller is or may be held responsible at any time in the operation of the business of Seller or otherwise for disposal of Contaminants.

Section 5.6 Title to and Condition of Purchased Assets.

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(a) Except as set forth on Schedule 5.6(a), Seller owns and possesses all right, title, and interest in and to the Purchased Assets, including, without limitation, good and merchantable title to all Purchased Assets, in each case free and clear of all Encumbrances. Seller has and will have as of the Closing Date the right, power, and capacity to convey, transfer, assign, and deliver the Purchased Assets free and clear of all Encumbrances. Seller enjoys peaceful and quiet possession of the Purchased Assets pursuant to or by all of the deeds, bills of sale, leases, licenses, and other agreements under which it is operating the Business. The Purchased Assets, together with the Excluded Assets, comprise all of the assets reasonably necessary for the effective and efficient operation of the Business as presently conducted. All obligations of Seller for payment for work performed on the Purchased Assets prior to the date of this Agreement that were due on or prior to such date have been paid in full, and any obligations of Seller incurred for work scheduled to be performed on the Purchased Assets prior to the Closing Date will be promptly paid by Seller when due except for those that are not yet due and payable on or prior to the Closing Date.

(b) Schedule 5.6(b) describes the ownership of each die maintained by Seller or employed in the operation of the Business, and identifies whether such die is in or out of service.

Section 5.7 Taxes.

(a) Seller has filed, and will file, on a timely basis, all Tax Returns required to be filed by it accurately reflecting all Taxes owing to the United States or any other government or any government subdivision, state, local, or foreign, or any other Taxing authority. Seller has paid in full all Taxes for which it has or may have liability, regardless of whether shown on a Tax Return. All such Tax Returns are true, correct, and complete in all material respects and all positions taken by Seller therein are supported by a reasonable basis. Seller has no Knowledge of any unassessed Tax deficiency proposed or threatened against Seller as a result of the operation of the Business. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by Seller in respect to the Business or the Purchased Assets.

(b) Seller (i) has been a validly electing qualified subchapter S corporation (within the meaning of Sections 1361 and 1362 of the Code) at all times since its formation, (ii) does not have any potential liability for any Tax under Section 1374 of the Code, and (iii) has not acquired assets from another corporation in a transaction in which Seller’s Tax basis was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired stock of any corporation that is a qualified subchapter S subsidiary.

(c) There are no Encumbrances on any Purchased Assets as a result of any Tax liabilities except for Taxes not yet due and payable. There are, and after the date of this Agreement will be, no Tax deficiencies of any kind assessed against or relating to Seller with respect to any Taxable period ending on or before the Closing Date.

(d) Seller has complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes, and Seller has, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Legal Requirements.

(e) Seller is not a party to any action, audit or proceeding by any Taxing or other Governmental Authority for the assessment or collection of Taxes and, to the Knowledge of Seller, no such action has been proposed, threatened, or asserted. Seller is not and will not, be liable for the Taxes of any other Person as transferee or successor, by contract or otherwise. Seller is not a “foreign person” pursuant to Section 1445 of the Code.

(f) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Seller for any Period and Seller has not agreed to an extension of time with respect to a Tax assessment or deficiency. Neither the IRS nor any state, local, or foreign Taxing authority has audited any Tax Return filed by Seller within the past six (6) years.

(g) Seller is not a party to any Tax rulings or closing agreements. Schedule 5.7 sets forth all jurisdictions in which Seller has filed or will file Tax Returns with respect to the Purchased Assets or the Business for each Taxable period, or portion thereof, ending on or before the Closing Date. Seller has provided the Purchaser with true and complete copies of Seller’s Tax Returns for all Taxable periods beginning after October 31, 2005.

(h) There are no Tax sharing arrangements or similar arrangements (whether written or oral) in effect that include Seller, and Seller has no liability to any person with respect to any previously terminated Tax sharing agreement or similar arrangement.

(i) No claim has ever been received by Seller from any Governmental Authority in any jurisdiction where Seller does not file a Tax Return that Seller is, or may be, subject to Taxation in that jurisdiction with respect to the Purchased Assets or the Business.

(j) The unpaid Taxes of Seller with respect to the Purchased Assets and the Business do not exceed the amount accrued for such Tax liability on the most recent balance sheet contained in the Financial Statements or the New Monthly Financial Statements, as adjusted for Seller’s Ordinary Course of Business through the Closing Date in accordance with the past practice and custom of Seller in filing its Tax Returns.

(k) Seller delivered to Buyer, or has used commercially reasonable efforts to obtain, one or more certificates from the State of Ohio, the Ohio Department of Jobs and Family Services and the Ohio Bureau of Workers’ Compensation indicating the amount of Taxes, outstanding premiums, contributions, penalties and accrued interest (if any) owed by Seller to, or assessed against Seller by, such agencies prior to the Closing Date relating to Taxes in general or employer contributions for unemployment insurance and workers’ compensation insurance pursuant to Chapters 4123 and 4141 of the Ohio Revised Code.

Section 5.8 Litigation. Except as set forth on Schedule 5.8, there is no action, suit, claim, demand, arbitration, or other proceeding or investigation, administrative or judicial, pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of the Purchased Assets, including, without limitation, any relating to so-called product liability. Except as set forth on Schedule 5.8, Seller has not received notice that it is the subject of any investigation of any Governmental Authority, and Seller is not subject to, nor is it or has it been in default with respect to, any order, writ, injunction, or decree of any Governmental Authority. Schedule 5.8 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

Section 5.9 Financial Statements. Except as set forth on Schedule 5.9, the Financial Statements delivered to Purchaser prior to the Closing Date, (a) have been (or will be) prepared from the books and records of Seller; (b) are true, accurate, and correct in all material respects; (c) present (or will present) fairly the financial position of Seller, results of its operations and changes in its financial position at and for the periods therein specified in all material respects, (d) have been (or will be) prepared consistent with past practices and in accordance with GAAP applied on a consistent basis, and (e) with respect to all of the unaudited Financial Statements, include (or will include) all adjustments, consisting only of normal recurring adjustments, required for a fair presentation.

Section 5.10 Accounts Payable; Accrued Expenses; Indebtedness.

(a) Schedule 5.10(a) is a true and complete list of all trade accounts payable and accrued expenses of Seller as of the date of the most recent month-end prior to the date of this Agreement, including a description of the terms of payment and whether such indebtedness is secured. Seller will deliver an updated schedule of trade accounts payable as of the Closing Date.

(b) Schedule 5.10(b) is a true and complete list of all outstanding obligations of Seller relating to Debt, including the amounts outstanding thereunder as of the date of this Agreement.

Section 5.11 Transactions with Affiliates. Schedule 5.11 is a true and correct list of any existing Contract or other business relationship between any Affiliate of Seller and Seller (including the relationship of Seller with such Affiliate). To the Knowledge of Seller, Schedule 5.11 also lists each interest that any Seller Related Party owns, directly or indirectly, in any competitor of the Business, or supplier, customer, lessor, lessee, or other third party with whom Seller transacts business; provided, however, Schedule 5.11 shall not include any interest owned, directly or indirectly, by a Seller Related Party in securities of any Person that are listed on a national securities exchange or are traded in the over-the-counter market if such securities owned comprise less than five percent (5%) of the outstanding securities of such Person. Except as set forth on Schedule 5.10(b), Seller has no Debt payable to any of its Shareholders (or to a member of a Shareholder’s immediate family) in any amount whatsoever other than for salaries payable to employees or for expenses incurred by employees on behalf of Seller in the Ordinary Course of Business.

Section 5.12 Capital Expenditure Plans. Seller has no commitments for capital expenditures.

Section 5.13 Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements or on Schedule 5.13, to the Knowledge of Seller, Seller is not obligated for, nor are the Purchased Assets subject to, any liabilities or adverse claims or obligations, absolute or contingent, except those current trade payables incurred in the Ordinary Course of Business since the most recent Verified Balance Sheet of Seller, and Seller is not in default with respect to any terms or conditions of any liability or obligation.

Section 5.14 Customers. Schedule 5.14 sets forth the ten (10) largest customers by dollar volume of Seller for the twelve (12) month period ended October 31, 2010. Except as set forth on Schedule 5.14, to the Knowledge of Seller, none of such customers has substantially reduced or threatened to substantially reduce its relationship with Seller. Except as set forth on Schedule 5.14, since October 31, 2009, no customer has terminated any business relationship with Seller. To the Knowledge of Seller, all historical customer information of the Business and historical sales data of the Business provided to Purchaser is true, accurate and complete.

Section 5.15 Suppliers. Schedule 5.15 sets forth a true and complete list of all material suppliers of Seller, indicating any suppliers that may be a sole or primary source supplier of raw materials, significant goods, equipment, or services to Seller. Except as set forth on Schedule 5.15, to the Knowledge of Seller, no supplier has increased or threatened to increase to any material extent the pricing terms given to Seller, other than in the Ordinary Course of Business, and Seller does not have any Knowledge that any of the foregoing is likely to occur. Additionally, except as set forth on Schedule 5.15, to the Knowledge of Seller, no supplier has terminated or threatened to terminate any contractual or other business relationship with Seller, changed or threatened to change to any material extent its product mix, delivery schedule, terms or during the past twelve (12) months decreased or delayed internally its supply of materials to Seller.

Section 5.16 Business Relations. Except as set forth on Schedule 5.16, Seller is not required, in the Ordinary Course of Business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Except as set forth on Schedule 5.16, Seller has not received notice of any material disruption (including, without limitation, delayed deliveries or allocations by suppliers) in the availability of any materials, products, or services used in the Business.

Section 5.17 Material Contracts. Schedule 5.17 is a true, correct and complete list of the following Contracts (the “Material Contracts”) to which Seller is a party:

(a) any Contract (or group of related Contracts) that involves a commitment by Seller in excess of $25,000 per annum or under which Seller could receive in excess of $25,000 per annum, in each case which has a term in excess of one year and is not terminable at the option of Seller upon no more than 30 days notice;

(b) any Contract concerning a partnership or joint venture or investment in or loan to any Person;

(c) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

(d) any Contract under which Seller has advanced or loaned any amount to any of its current or former directors, officers, or employees;

(e) any Contract under which Seller has advanced or loaned any amount to any other Person;

(f) any Contract under which Seller agreed to limit its ability to compete in any line of business, to conduct business in any location, to solicit or conduct business with any Person, or to hire any individual or group of individuals;

(g) any Contract obligating Seller to maintain the confidentiality of another Person’s information;

(h) any Contract binding another Person to maintain the confidentiality of Seller’s information, including, without limitation, any confidentiality agreements entered into by other Persons who expressed interest in acquiring Seller and were provided confidential information for review;

(i) any Contract for the employment or independent contractor status of any individual on a full-time, part-time, consulting, or other basis;

(j) any Contract providing for the acquisition or disposition of assets of Seller in excess of $25,000;

(k) any Contract providing for rebates or other contingent payments by Seller in excess of $25,000;

(l) any Contract containing material indemnification obligations of Seller to any Person, other than standard product warranties issued to customers in the ordinary course of business; and

(m) any Contract, amendment, or supplement that individually or in the aggregate, amounts to a material change to the terms of payment or payment practices with respect to existing Contracts relating to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of Seller’s accounts receivable or accounts payable.

With respect to each such Material Contract that is an Assumed Contract: (A) such Material Contract is in full force and effect and is legal, valid, binding on, and enforceable in all material respects against Seller, and to the Knowledge of Seller, all other parties thereto; and (B) neither Seller, nor, to the Knowledge of Seller, any other party thereto, is in material breach or default of such Material Contract, and no event has occurred that with notice or lapse of time would constitute a material breach or default of such Material Contract, or permit termination, modification, or acceleration under such Material Contract. Schedule 5.17 includes a description of any consents or approvals required of third parties under the terms of any of such Material Contracts for the consummation of the transactions contemplated by this Agreement. A true, correct, and complete copy of each written, and a description of each oral, Material Contract that is an Assumed Contract so listed has been delivered to Purchaser or its counsel.

Section 5.18 Purchase Orders. Schedule 5.18 is a true and complete list of all currently open purchase orders under which (a) Seller is or will become obligated to pay any particular vendor an aggregate sum in excess of $25,000, and (b) a customer of Seller is or will become obligated to pay Seller an aggregate sum in excess of $25,000.

Section 5.19 Receivables.

(a) Schedule 5.19 contains a detailed aging schedule by customer for Seller as of the date of the most recent month end prior to the date of this Agreement, which is (and will be) a true, correct, and complete list of the accounts receivable, both trade and non-trade, of Seller as of that date and Seller will deliver an updated schedule as of the Closing Date. All accounts receivable (other than those that are Excluded Assets) are in the aggregate collectible in accordance with their terms at their recorded amounts, and such accounts receivable represent valid claims that have arisen in the Ordinary Course of Business. Except as set forth on Schedule 5.19, no set-offs exist respecting any such accounts receivable.

(b) Seller does not have any installment contracts receivable as of the date of this Agreement, and to the Knowledge of Seller will not have any installment contracts receivable as of the Closing Date.

Section 5.20 Inventory. The analysis and information provided to Purchaser by Seller on Schedule 3.2, pursuant to which information and analysis, the parties determined the value of the Inventory for purposes of calculating Net Working Capital, is true, accurate and complete in all material respects. Schedule 5.20 sets forth the amount and location of any consignment or other Inventory of Seller that is located at a third party’s facility.

Section 5.21 Products and Warranties.

(a) The products sold by Seller conform to and meet or exceed the standards required by all applicable customer specifications and Legal Requirements now in effect and, to the Knowledge of Seller, there is no pending customer specification revision or Legal Requirement which if adopted or enacted would have a Material Adverse Effect on the Business.

(b) Seller has delivered to Purchaser a copy of Seller’s standard product warranty and customer service policy, and except as set forth on Schedule 5.21 Seller has not provided any warranty to a customer or other third party that materially varies from such standard warranty. Schedule 5.21 contains a description of any warranty or product liability claims against Seller made since January 1, 2005. Except as may be listed on Schedule 5.21, no claims of customers or others based on an alleged or admitted defect of material, workmanship, or design or otherwise in, or in respect of, Seller’s products are presently pending or, to the Knowledge of Seller, threatened other than product warranty claims in the aggregate not in excess of $25,000.

Section 5.22 Employment Matters.

(a) Except as set forth on Schedule 5.22, Seller is not a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, profit sharing or similar personnel arrangement, any equity purchase, option or other equity plans or programs or any employee termination or severance arrangement.

(b) Except as set forth on Schedule 5.22, the employment by Seller of any Person (whether or not there is a written employment agreement) may be terminated for any reason whatsoever not inconsistent with current Legal Requirements, without penalty or liability of any kind.

(c) Except as set forth on Schedule 5.22, there are no active, pending or, to the Knowledge of Seller, threatened administrative, judicial, grievance or arbitration proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act, or any other Legal Requirement relating to employees of Seller.

(d) Except as set forth on Schedule 5.22, there is not pending or, to the Knowledge of Seller, threatened, any strike, slowdown, picketing, work stoppage, or other similar labor activity with respect to any employees of Seller.

Section 5.23 Employees.

(a) Schedule 5.23(a) is a true, correct and complete list of all non-union employees working in the Business, their accrued vacation and sick pay, their title and their compensation; and service credited for purposes of vesting and eligibility to participate under any of Seller’s Benefit Plans. Seller has furnished to Purchaser or its counsel an organizational chart of all non-union employees of Seller with a description of operational and reporting structure.

(b) Schedule 5.23(b) is a true, correct and complete list of all union employees working in the Business, their accrued vacation and sick pay, their title and their compensation. Seller has furnished or made available to Purchaser or its counsel an organizational chart of all union employees of Seller with a description of operational and reporting structure.

Section 5.24 Employee Benefit Plans and Other Plans. Except as set forth on Schedule 5.24, neither Seller nor any Controlled Group Member (as defined below), directly or indirectly, maintains, sponsors, or has any obligation or liability with respect to any “employee benefit pension plan” as defined in Section 3(1) of ERISA, any “employee welfare benefit plan” as defined in Section 3(2) of ERISA, or any bonus, incentive, deferred compensation, retiree medical, severance, fringe benefit, or other benefit, plan, program, or arrangement (hereinafter referred collectively to as the “Benefit Plans” and each individually as a “Benefit Plan”). For purposes of this Agreement, “Controlled Group Member” means Seller and any Person which is required to be aggregated with Seller under Sections 414(b), (c), (m) or (o) of the Code. Except as set forth on Schedule 5.24:

(a) Each Benefit Plan has been maintained in accordance with its terms and all applicable Legal Requirements.

(b) Each Benefit Plan and any trust created thereunder: (i) is, and has been, in compliance with all the applicable requirements of ERISA and (ii) has satisfied all of the applicable provisions of the Code.

(c) None of the Benefit Plans: (i) is subject to Title IV of ERISA, (ii) is a “multiemployer plan” as described in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, or (iii) provides retiree medical or retiree life coverage for any employee or any beneficiary of any employee after the employee’s termination or employment with Seller other than continuation coverage required by applicable law, the cost of which is fully paid by the former employee or his dependent.

(d) Full payment has been made of all amounts that Seller, or any Controlled Group Member, is required, under applicable law or under the Benefit Plan, to have paid up through and including the month in which the Closing Date shall occur as a contribution or a benefit for all the Benefit Plans. All contributions required to be made by, and all other liability of, Seller with respect to the Benefit Plan for the periods covered by the Financial Statements shall have been set forth on the appropriate Financial Statement in accordance with GAAP. Benefits under the Benefit Plan are as represented and have not been increased subsequent to the date as of which documents have been provided.

Section 5.25 Licenses and Permits. Seller possesses all franchises, licenses, easements, permits, and other authorizations from Governmental Authorities and from all other Persons that are necessary to permit it to engage in the Business as presently conducted and to use and occupy the West Ely Street Facility as such facility is presently being used and occupied. Such franchises, licenses, permits, and other authorizations are listed on Schedule 5.25, and a true and correct copy of each such franchise, license, permit, and other authorization has been furnished to Purchaser or its counsel.

Section 5.26 Governmental Reports. Schedule 5.26 is a true and correct list of all reports, if any, filed since January 1, 2007, by Seller with any Governmental Authority, including, but not limited to, the Department of Labor, Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, Internal Revenue Service and the Securities and Exchange Commission. Seller has provided to Purchaser with complete copies of each item set forth on Schedule 5.26.

Section 5.27 Compliance with Laws. Seller is in compliance, in all material respects, with, and has at all times been in compliance, in all material respects, with all Legal Requirements affecting the Business and Seller’s operations, including, without limitation, the Foreign Corrupt Practices Act.

Section 5.28 Intellectual Property.

(a) Except as set forth on Schedule 5.28, Seller owns all right, title, and interest to (including, without limitation, the exclusive right to use and license the same), or has the right to use pursuant to a valid and enforceable license, all Intellectual Property used in or reasonably necessary for the operation of the Business, as presently conducted, free and clear of any Encumbrances (and without obligation to pay any royalty or other fees with respect thereto). The Intellectual Property set forth on Schedule 2.1(e), together with the Intellectual Property set forth on Schedule 2.2(j) to be provided under the Transition Services Agreement, (x) constitutes all of the Intellectual Property reasonably necessary for operation of the Business as presently conducted, and (y) as presently used by the Business does not infringe or violate any intellectual property rights of third parties. No item constituting part of the Intellectual Property included in the Purchased Assets has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office, or any other Governmental Authority, domestic or foreign, or a duly accredited and appropriate domain name registrar. Schedule 5.28 sets forth all license agreements for the Third Party Software and Intellectual Property included in the Purchased Assets that is used under license in the Business; and no notice of any default has been received by Seller under any such license of Intellectual Property which remains uncured and the execution, delivery or performance of Seller’s obligations hereunder will not result in such a default. Each such license agreement is (i) a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof and (ii) is assignable to Purchaser at the Closing without the consent or approval of any third party.

(b) Except as set forth on Schedule 5.28, (i) there is no pending or, to the Knowledge of Seller, threatened proceedings or litigation or other claims made against Seller asserting the invalidity, misuse, or unenforceability of any of such Intellectual Property included in the Purchased Assets, (ii) Seller has not received any notice that the conduct of the Business has infringed, misappropriated, or conflicted with, or infringes, misappropriates, or conflicts with any intellectual property of another Person, (iii) to the Knowledge of Seller, the Intellectual Property and Third Party Software or other software owned by or licensed to Seller and included in the Purchased Assets has not been infringed, misappropriated, or conflicted by any other Person, and (iv) none of the Intellectual Property, Third Party Software, or other software owned by or licensed to Seller and included in the Purchased Assets is, to the Knowledge of Seller, subject to any outstanding order, decree, judgment, stipulation, or agreement restricting the scope or use thereof.

(c) It will not be necessary to utilize any inventions, trade secrets, or proprietary information of Seller’s current or former employees or consultants made prior to or during their employment or engagement by Seller, except for inventions, trade secrets, or proprietary information that have been assigned or licensed to Seller. All intellectual property rights relating to products prepared or developed by consultants for or to Seller, and any predecessor in interest, have been properly assigned in full or licensed without restriction to Seller.

(d) Seller has the legal right to use all Third Party Software and other software that is material to the conduct of the Business, and all such Third Party Software and other software is being used by Seller in compliance, in all material respects, with any applicable licenses.

Section 5.29 Powers of Attorney. Except as set forth on Schedule 5.29, Seller has not given to any Person for any purpose any power of attorney (irrevocable or otherwise) that is presently in effect.

Section 5.30 Insurance.

(a) Schedule 5.30 is a true and correct list of all the policies of insurance covering the Business, Seller’s properties and/or the Purchased Assets that are presently in force. All of such insurance policies are in full force and effect and all premiums, retention amounts, and other related expenses due have been paid, and Seller has not received any notice of cancellation with respect to any of the policies. True and correct copies of such policies have been made available to Purchaser or its counsel, along with any and all schedules, historical exposure information, and loss information (including loss runs) relating to such policies.

(b) Schedule 5.30 is a true and correct list of any material damage that has occurred to the Purchased Assets or the Business since September 30, 2010, indicating, in each case, whether such damage is covered by a policy of insurance and the extent of any claim that has been made under such policy of insurance. All proceeds received by Seller from such insurance policies as a result of any claim set forth on Schedule 5.30 have been used solely for the purpose of repairing or replacing such damaged Purchased Assets.

Section 5.31 Brokerage and Finder’s Fees. Except as set forth on Schedule 5.31, Seller has not incurred, or will not incur upon the closing of the transactions described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 5.32 Governing Documents. True, accurate, and complete copies of the Articles of Incorporation and Regulations of Seller, as well as all similar agreements governing the operation of Seller and/or its relationship with Shareholders, together with all amendments thereto, have been delivered to Purchaser or its counsel. Seller has furnished to Purchaser or its counsel the record books of Seller and the same are accurate and complete, in all material respects, and reflect all resolutions adopted and all actions taken, authorized, or ratified by the shareholders or directors of Seller.

Section 5.33 No Changes. Except as set forth on Schedule 5.33, since August 31, 2010, Seller has conducted the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed on Schedule 5.33, since August 31, 2010, there has not been:

(a) any material adverse change in the financial condition, assets, liabilities, net worth, or business of Seller;

(b) to the Knowledge of Seller, any event, rule, law, or order imposed nor to the Knowledge of Seller, threatened to be imposed, which would materially adversely affect the financial condition, assets, liabilities, net worth, or business of Seller;

(c) any damage, destruction, or loss (whether or not covered by insurance) in the operating condition of a material portion of the Purchased Assets;

(d) any sale, assignment, sublease, termination (excluding any expiration in the Ordinary Course of Business), or material modification of any Assumed Contract of the type required by Section 5.17 above to be listed on Schedule 5.17;

(e) any mortgage, pledge, or subjection to Encumbrance of any kind of any of the Purchased Assets;

(f) any strike, walkout, or labor trouble nor, to the Knowledge of Seller, has any strike, walkout, or labor trouble been threatened;

(g) any commitment or liability to or agreement with any union or other labor organization other than the Local No. 1603 International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers AFL-CIO (the “Boilermakers Union”);

(h) (i) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other Benefit Plan) (A) to which any of Seller’s officers or employees who earned in 2009, or are expected to earn in 2010, in excess of $40,000 may be entitled, or (B) to which any other employee may be entitled unless, in such case for (A) and (B), such increase was given in the Ordinary Course of Business, or (ii) any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans described on Schedule 5.24;

(i) any making or authorization of any capital expenditures;

(j) any sale, transfer, license, or other disposition of any assets of Seller tangible or intangible, (in one or more transactions) with a net book value in excess of $25,000 in the aggregate, except sales of Inventory in the Ordinary Course of Business;

(k) termination, nor, to the Knowledge of Seller, any threatened termination, of any material Contract with any customer or supplier;

(l) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Seller, other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities or obligations either (i) shown or reflected on the August 31, 2010, Financial Statement of Seller, or (ii) incurred in the Ordinary Course of Business since the date of such Financial Statement;

(m) any declaration or payment of any dividend or other distribution of assets to equity owners of Seller;

(n) any purchase or redemption of equity, notes, or other securities;

(o) any write-offs as uncollectible of any notes or accounts receivable of Seller or write-downs of the value of any assets or Inventory by Seller other than the write-off of any notes or account receivables or write-down of any assets or item of Inventory with a value (before valuation or other reserves) of less than $10,000 in the aggregate for all such write-offs and write-downs;

(p) any change by Seller in any method of accounting or keeping its books of account or accounting practices or policies or method of application thereof, including, but not limited to, changes in estimates or valuation methods;

(q) any payment or distribution of any kind (however described), loan or advance of any amount to or in respect of, or the sale, transfer, or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement, or transaction with, any Seller Related Party except for (i) compensation to the officers and employees of Seller, in each case at rates not exceeding the rates of compensation disclosed on Schedule 5.23(a); and (ii) reimbursement for reasonable business expenses in the Ordinary Course of Business; or

(r) any election, revocation, or amendment of any Tax election, any settlement or compromise of any claim or assessment with respect to Taxes, any execution of any closing agreement, any execution or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or any amendment of any Tax Return.

Section 5.34 Material Misstatements or Omissions. No representation or warranty made by Seller in this Agreement or in any Ancillary Agreement or in any schedule thereto or hereto, contains or will contain any untrue statement of a material fact, or, to the Knowledge of Seller, omits or will omit to state a material fact necessary to make the statement of fact contained therein not misleading.

Section 5.35 Disclaimer. Seller has not made, and Seller shall not be deemed to have made, any representation or warranty other than as expressly made by Seller in this Agreement or in any Ancillary Agreement or in any schedule thereto or hereto. Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by Seller in this Agreement, Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered or made available to Purchaser or its counsel at any time with respect to future revenues, expenses or expenditures or future results of operations.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser warrants and represents to Seller as of the date hereof and as of the Closing Date, as follows:

Section 6.1 Organization and Standing. Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Ohio. Purchaser was formed for the purpose of consummating the transactions contemplated by this Agreement and has no business operations.

Section 6.2 Authority; Consents. The execution, delivery, and consummation of this Agreement by Purchaser has been duly authorized by the sole member and manager of Purchaser in accordance with all applicable Legal Requirements and the organizational documents of Purchaser, and at the Closing Date no further action will be necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser and enforceable against Purchaser in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery, and consummation of this Agreement by Purchaser is not contrary to the organizational documents of Purchaser. No approval or consent of any Person is or was required to be obtained by Purchaser for the authorization of this Agreement or the consummation by Purchaser of the transactions contemplated in this Agreement.

Section 6.3 Brokerage and Finder’s Fees. Purchaser has not incurred, or will not incur upon the closing of the transaction described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 6.4 Material Misstatements or Omissions. No representation or warranty made by Purchaser in this Agreement or in any Ancillary Agreement or in any schedule thereto or hereto, contains or will contain any untrue statement of a material fact, or, to the knowledge of Purchaser, omits or will omit to state a material fact necessary to make the statement of fact contained therein not misleading.

ARTICLE 7 CONDITIONS TO PURCHASER’S OBLIGATIONS TO CLOSE

The obligations of Purchaser to effect the purchase of the Purchased Assets and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver in writing by Purchaser, at or prior to the Closing Date, of each of the following conditions:

Section 7.1 Consents. All corporate and governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement, including, without limitation, all consents and approvals listed on Schedule 5.2, Schedule 5.17, Schedule 5.25 and Schedule 5.28 shall have been received by Purchaser on or before the Closing Date.

Section 7.2 Legal Proceeding. No action, suit, or other proceeding shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Legal Requirement of any Governmental Authority having appropriate jurisdiction.

Section 7.3 Permits. To the extent any permits set forth on Schedule 2.1(f) are not assignable or transferable from Seller to Purchaser, on or before the Closing Date, Purchaser shall, after using commercially reasonable efforts to secure, have received from each Governmental Authority requiring Purchaser to do so any permits required or necessary for Purchaser to use the Purchased Assets to engage in the Business in the manner the Business was historically conducted by Seller prior to the Closing Date.

Section 7.4 Offer Letter. On the Closing Date, Purchaser shall have offered employment to Scott McNeese, on terms reasonably satisfactory to Purchaser and such employee (the “Employment Offer”).

Section 7.5 Damage to Purchased Assets. Neither a material portion of the Purchased Assets are rendered unusable as a result of damage or destruction on or prior to the Closing Date, nor a condemnation, eminent domain, or similar proceeding is instituted and maintained with respect to the West Ely Street Facility before the Closing, provided, however, that if Purchaser, in its sole discretion, elects to proceed with the Closing after receiving written notice from Seller of such damage or destruction or the institution of such proceedings, then Purchaser shall be entitled to all insurance or condemnation proceeds, including without limitation, business interruption and rental loss proceeds collected by Seller or any Seller Related Party prior to the Closing Date, together with an amount from Seller equal to all deductible amounts under the insurance policies of Seller covering such damage or destruction.

Section 7.6 West Ely Street Facility. Seller, effective as of the Closing Date, shall have caused the termination of the Existing West Ely Street Facility Lease.

Section 7.7 Product Liability Tail Insurance Coverage. On the Closing Date, Seller shall provide Purchaser with a certificate of coverage evidencing Seller’s purchase of product liability tail insurance coverage from a reputable insurance carrier: (i) with an aggregate product liability coverage limit of not less than $5,000,000, (ii) with a coverage term of not less than the one (1) year period subsequent to the Closing Date, (iii) listing Purchaser on the policy as an additional insured, and (iv) requiring not less than 30 days advance notice to Purchaser prior to cancellation by the carrier (the “Tail Insurance Policy”). Seller shall also provide Purchaser with proof that all premiums have been paid in full on the Tail Insurance Policy.

Section 7.8 Environmental Insurance Policy. On the Closing Date, Seller and Purchaser shall obtain environmental liability insurance coverage from a reputable insurance carrier : (i) with an aggregate liability coverage limit of not less than $5,000,000, (ii) with a coverage term to include not less than the five (5) year period subsequent to the Closing Date, (iii) listing Seller and Purchaser on the policy as co-insured parties, and (iii) otherwise on terms mutually acceptable to Seller and Purchaser. All premiums for such coverage shall be paid in full on the Closing Date, with Seller paying $28,500 of such amount and Purchaser paying the remainder of such amount.

Section 7.9 Year-End Financial Review. Prior to the Closing Date, Purchaser shall have reviewed and discussed with one or more representatives of Seller’s finance team (which shall include Kevin Gerber) all year-end adjustments that are intended to be made to the unaudited financial statements of Seller for the fiscal year ended October 31, 2010.

Section 7.10 Closing Deliveries of Seller. On the Closing Date, Seller shall deliver and Purchaser shall have received the following:

(a) a true and correct copy of Seller’s Articles of Incorporation, certified by the Secretary of State of the State of Ohio of a date not more than ten (10) days prior to the Closing Date;

(b) a certificate as to the good standing of Seller certified by the State of Ohio and a certificate of foreign qualification issued by each jurisdiction in which Seller is qualified to do business.

(c) a certificate of an authorized officer of Seller, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 7.10(a) is in effect and has not been amended or modified, (ii) attaching a true and correct copy of the Regulations of Seller, and certifying that it is in effect and has not been amended or modified, (iii) attaching copies of resolutions, duly adopted by the directors and shareholders of Seller authorizing, as applicable, the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified, and (iv) certifying the incumbency of the officers of Seller executing and delivering this Agreement and each of the Ancillary Agreements;

(d) the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(e) an assignment and assumption agreement relating to the Assumed Liabilities, duly executed by Seller, in a form and substance reasonably satisfactory to Purchaser and Seller (the “Assignment and Assumption Agreement”);

(f) a bill of sale relating to the Purchased Assets, duly executed by Seller, in a form and substance reasonably satisfactory to Purchaser and Seller (the “Bill of Sale”);

(g) a restrictive covenant agreement, duly executed by Seller and each Shareholder in a form and substance reasonably satisfactory to such parties (the “Restrictive Covenant Agreement”);

(h) a lease agreement between Purchaser and West Ely Properties, Ltd. (“West Ely Properties”), with regard to the West Ely Street Facility, in a form and substance reasonably satisfactory to Purchaser and West Ely Properties (the “Lease Agreement”), duly executed by West Ely Properties;

(i) a memorandum of the Lease Agreement in a form and substance reasonably satisfactory to Purchaser and West Ely Properties (the “Memorandum of Lease”), duly executed by West Ely Properties;

(j) a subordination, non-disturbance and attornment agreement, in form and substance acceptable to Purchaser in its sole discretion, from any lender having an interest in the West Ely Street Facility;

(k) a landlord waiver, in a form and substance reasonably satisfactory to Purchaser, its lender, and West Ely Properties, duly executed by West Ely Properties in favor of Purchaser’s lender;

(l) a transition services agreement among Purchaser, Seller, and any necessary Seller Related Party, in a form and substance reasonably satisfactory to Purchaser and Seller (the “Transition Services Agreement”), duly executed by Seller and each such Seller Related Party;

(m) the Employment Offer, duly executed by Scott McNeese;

(n) a certificate of amendment to be filed with the Secretary of State of the State of Ohio changing the name of Seller to a name not containing any derivative of the trade names set forth on Schedule 2.1(e), duly executed by Seller;

(o) a FIRPTA certificate, duly executed by Seller;

(p) all certificates of title or origin (or similar documents), with respect to any vehicles or other equipment included in the Purchased Assets duly endorsed by Seller;

(q) a Debt Payment Letter from each obligee of the Debt of Seller listed on Schedule 5.10(b); and

(r) all such other agreements, documents, instruments, and writings as are required to be delivered by Seller at the Closing Date pursuant to this Agreement or that are otherwise reasonably necessary to transfer to Purchaser all of Seller’s right, title, and interest in, to and under the Purchased Assets and the Assumed Liabilities or to exclude the Retained Liabilities, in accordance with this Agreement.

ARTICLE 8 CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE

The obligations of Seller to effect the sale of the Purchased Assets and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver in writing by Seller, at or prior to the Closing Date, of each of the following conditions:

Section 8.1 Legal Proceeding. No action, suit, or other proceeding shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Legal Requirement of any Governmental Authority having appropriate jurisdiction.

Section 8.2 Closing Deliveries of Purchaser. On the Closing Date, Purchaser shall deliver and Seller shall have received the following:

(a) a true and correct copy of Purchaser’s Articles of Organization, certified by the Secretary of State of the State of Ohio of a date not more than ten (10) days prior to the Closing Date;

(b) a certificate as to the good standing of Purchaser certified by the State of Ohio.

(c) a certificate of an authorized officer of Purchaser, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 8.2(a) is in effect and has not been amended or modified, (ii) attaching a true and correct copy of Purchaser’s Operating Agreement and certifying that it is in effect and has not been amended or modified, (iii) attaching copies of resolutions, duly adopted by the manager of Purchaser authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified, and (iv) certifying the incumbency of the officers of Purchaser;

(d) evidence of payment of the Closing Date Payment, the Debt Payments, the Pension Trust Escrow Fund and the Escrow Funds as required by Section 3.1(c);

(e) the Escrow Agreement, duly executed by Purchaser;

(f) the Lease Agreement, duly executed by Purchaser;

(g) the Memorandum of Lease, duly executed by Purchaser;

(h) the Assignment and Assumption Agreement, duly executed by Purchaser;

(i) the Restrictive Covenant Agreement, duly executed by Purchaser;

(j) the Transition Services Agreement, duly executed by Purchaser; and

(k) all such other agreements, documents, instruments, and writings as are required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement or that are otherwise reasonably necessary for Purchaser to assume the Assumed Liabilities, in accordance with this Agreement.

ARTICLE 9 REMEDIES

Section 9.1 General Indemnification Obligation.

(a) Subject to the limitations contained in Section 9.3, Seller shall indemnify and hold harmless Purchaser and its officers, managers, members, employees, agents, and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons based upon, arising out of, or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(iii) any of the Retained Liabilities; and

(iv) the failure of Purchaser to withhold a portion of the Final Purchase Price as required under the Ohio Revised Code.

(b) Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any and all Losses actually sustained by any of such Persons based upon, arising out of or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii) any breach of any warranty, covenant, or agreement of Purchaser contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(iii) any of the Assumed Liabilities; and

(iv) any liability, loss, or obligation resulting from the operation of the Business after the Closing Date, except to the extent arising from a Retained Liability.

Section 9.2 Notice and Opportunity to Defend.

(a) As soon as is reasonably practicable after a Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, becomes aware of any claim that it has under Section 9.1 that may result in a Loss (a “Liability Claim”), such Person (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the party hereto that is obligated to indemnify the Indemnified Party with respect to such claim (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) To the extent that any Liability Claim relates to a third party proceeding, the Indemnifying Party may elect, by providing written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim or (ii) a settlement of, or adverse judgment with respect to the Liability Claim may be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice materially adverse to the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Purchaser or any Affiliate thereof), the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief, or (iii) may reasonably be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice material adverse to, the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Purchaser or any Affiliate thereof). The Indemnified Party shall not settle any Liability Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 9.3 Survivability / Limitations on Indemnification.

(a) The representations and warranties of Seller contained in this Agreement or in any Ancillary Agreement, and the right of Purchasers to seek indemnification as a result of any breach of or inaccuracy in any representation or warranty, shall survive for a period of twelve (12) calendar months from the Closing Date (the “Expiration Date”); provided, however, that:

(i) the Expiration Date will not apply for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties of Seller contained in Section 5.1 (Organization and Standing), Section 5.2 (Authority), Section 5.6 (Title), Section 5.32 (Brokerage and Finders Fees), or Section 5.5 (Environmental Matters);

(ii) the representations and warranties of Seller contained in Section 5.7 (Taxes) and Section 5.23(a) (Employee Benefit Plans and Other Plans) shall survive for the duration of any applicable statute of limitations, the duration of any suspension, waiver or extension thereof, and for ninety (90) days thereafter;

(iii) all of the covenants and agreements of Seller and any Shareholder contained in this Agreement shall survive after the date of this Agreement and be enforceable in accordance with their terms without expiration; and

(iv) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 9.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

The representations and warranties listed in clauses (i) and (ii) of this Section 9.3(a) are referred to as the “Fundamental Representations”.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to indemnify any Purchaser Indemnified Party for any Loss under Section 9.1(a)(i) until the aggregate amount of all Losses sustained by one or more Purchaser Indemnified Parties exceeds $250,000 in the aggregate (the “Basket”), in which case each Purchaser Indemnified Party shall be entitled to indemnification hereunder to the full extent of Losses (including the Losses included in the Basket), only up to but not exceeding, in the aggregate, thirty percent (30%) of the Final Purchase Price (the “Cap”). Notwithstanding anything to the contrary contained in this Agreement, the Basket and Cap shall not apply to Losses sustained by a Purchaser Indemnified Party as a result of Seller’s breach of a Fundamental Representations or arising out of a fraud claim brought by Purchaser against Seller.

(c) Further notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to indemnify any Purchaser Indemnified Party for any Loss under Section 9.1(a)(i) relating to any inaccuracy in or breach of any representation or warranty of Seller to the extent that Seller can prove that (i) Purchaser or any Purchaser Indemnified Party had actual written knowledge of such inaccuracy or breach prior to the Closing, (ii) the CEO, CFO or COO of Purchaser fully understood the scope and significance of such knowledge prior to the Closing and (iii) such Losses arose solely from the inaccuracy or breach to which Purchaser had Knowledge.

(d) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not have to indemnify any Seller Indemnified Party for any Loss under Section 9.1(b)(i) until the aggregate amount of all Losses sustained by one or more Seller Indemnified Parties exceeds the Basket, in which case each Seller Indemnified Party shall be entitled to indemnification hereunder to the full extent of Losses (including the Losses included in the Basket), up to but not exceeding, in the aggregate, the Cap. Notwithstanding anything to the contrary contained in this Agreement, the Basket and Cap shall not apply to Losses sustained by a Seller Indemnified Party as a result of Purchaser’s breach of the representations and warranties of Purchaser contained in Section 6.1 (Organization and Standing), Section 6.2 (Authority), and Section 6.3 (Brokerage and Finders Fees) or arising out of a fraud claim brought by Seller against Purchaser.

(e) Absent fraud, the indemnification provided for in Section 9.1 of this Agreement shall be the sole and exclusive post-Closing remedy available to any party against the other parties for any Losses arising under or based upon this Agreement or the transactions contemplated hereby.

(f) Absent fraud, no party hereto will be entitled to receive from any other party hereto punitive, incidental, special or consequential damages as a result of Losses hereunder; provided, however that this limitation shall not apply with respect to any Losses that arise from a Liability Claim involving a third party proceeding if such punitive, incidental, special or consequential damages are claimed by such third party.

(g) For the purposes of the indemnification provisions set forth in this Article 9, any Losses shall be determined on a net basis after giving effect to any actual cash payments, setoffs, recoupment, or any other payments in each case received, realized, or retained by the indemnified party (including any amounts recovered or recoverable by the indemnified party from unaffiliated third party insurance providers) as a result of any event giving rise to a claim for such indemnification.

Section 9.4 Manner of Satisfying Losses. Payments owed by Seller in satisfaction of Seller’s indemnification obligations pursuant to this Article 9 shall be (i) first paid out of the Escrow Funds according to the procedures set forth in the Escrow Agreement and, to the extent amounts recovered by Purchaser Indemnified Party are not sufficient to satisfy all Losses in full, (ii) then the balance of such Losses shall be paid directly by Seller.

Section 9.5 Treatment of Indemnification Payments. All indemnification payments made by any party hereto will be treated as adjustments to the Final Purchase Price.

ARTICLE 10 POST CLOSING COVENANTS

The parties covenant to take the following actions after the Closing Date:

Section 10.1 Further Information. Following the Closing, upon reasonable advance notice, Seller, on the one hand, and Purchaser, on the other hand, will provide each other and its counsel and its accountants, during normal business hours, upon prior written notice, reasonable access to the books, records, and other data of the other relating to the Business or the Purchased Assets with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required (a) to facilitate the investigation, litigation, and final disposition of any claims which may have been or may be made against any party or its Affiliates, (b) in connection with any Tax Return, audit, examination, proceeding, or determination, (c) to facilitate the purchase and implementation of any policies of insurance covering the Purchased Assets or the Business, and (d) for any other reasonable business purpose. All investigations by or on behalf of a party shall be conducted in such manner as to not unreasonably interfere with the business operations of the other party and at such requesting party’s sole expense.

Section 10.2 Record Retention. Each party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Business or the Purchased Assets in their possession with respect to periods prior to the Closing. Upon thirty (30) days advance notice to the other party, each party shall have the right to destroy all or part of such books and records after the seventh (7th) anniversary of the Closing Date. If any party so desires, it shall have the right, at its own expense, to take possession of any records that the other party intends to destroy.

Section 10.3 Tax Assistance. Following the Closing, Seller, on the one hand, and Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Taxing authority, or any judicial or administrative proceedings relating to liability for Taxes.

Section 10.4 Name Change of Seller. Within three (3) Business Days after the Closing Date, Seller shall file certificates of amendment with the Secretary of State of the State of Ohio changing the name of Seller to a name not containing any derivative of the trade names set forth on Schedule 2.1(e).

Section 10.5 No Assignment Causing Breach. Neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, Contract, lease, commitment or sales or purchase order or an attempted assignment thereof without the consent of any other Person if such assignment would be ineffective, constitute a breach thereof or in any way adversely affect the rights thereunder. Until such consent is obtained, Seller and Purchaser will cooperate with each other to provide for Purchaser the benefits of, and to permit Purchaser to assume all liabilities under, any such claim, Contract, lease, commitment or sales or purchase order, including enforcement at the request and expense of Purchaser for the benefit of Purchaser of any and all rights of Seller against a third party thereto; and any transfer or assignment to Purchaser by Seller of any property or property rights or any Contract which requires the consent or approval of any third party shall be made subject to such consent or approval being obtained.

Section 10.6 Employee Matters and Employee Benefits.

(a) Non-Transferred Employees. Except as provided in Section 10.6(b) with respect to COBRA, nothing in this Agreement shall be deemed to impose on Purchaser any liabilities or responsibilities for periods prior to the Closing regarding individuals who do not become employees of Purchaser pursuant to offers of employment made under Section 10.6(b), including, without limitation, liabilities or responsibilities for (i) pension, retirement, profit-sharing, savings, pension, medical, dental, disability income, life insurance, or accidental death benefits, whether insured or self-insured, whether funded or unfunded, (ii) workers’ compensation (both long term and short term) benefits, whether insured or self-insured, whether or not accruing or based upon exposure to conditions prior to the date of this Agreement or for claims incurred or for disabilities commencing prior to the Closing Date, or (iii) severance benefits.

(b) Offers of Employment. Purchaser will offer, as of the Closing Date, employment at-will to the non-union employees of Seller; provided, however, that nothing herein shall require any employee to accept such offer nor require Purchaser to continue any employment or any terms of employment after the Closing Date. As of the Closing Date, Purchaser will employ the members of the Boilermakers Union employed by Seller in accordance with the terms of the collective bargaining agreement between Seller and the Boilermakers Union (the “Boilermakers CBA”), which Boilermakers CBA will be an Assumed Contract as provided in Section 2.3(a)(iii).

(c) WARN. Seller shall be responsible for complying with any notice and coverage requirements of the Workers Adjustment and Retraining Notification Act, if applicable, arising as a result of the Closing.

Section 10.7 Further Assurances. From and after the Closing, Purchaser and Seller will, and each will cause their respective Affiliates to execute and deliver such further instruments of sale, conveyance, transfer, assignment, and delivery and such consents, assurances, powers of attorney, and other instruments and take such other action as reasonably may be necessary to in order to vest in Purchaser (and record and perfect) all right, title, and interest in and to the Purchased Assets, to put Purchaser in actual possession and control of the Business and to otherwise fully effectuate and carry out the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 10.8 Mail, Bank Accounts and Other Receipts.

(a) After the Closing, Seller agrees to hold in trust and deliver to Purchaser promptly following receipt thereof any mail, checks, electronic cash deposits, or documents that it receives pertaining to the Business or the Purchased Assets. Seller agrees to maintain, for a reasonable period of time (not to exceed 24 months), the bank account(s) and lockbox(s) that were used, immediately prior to the Closing Date, to receive customer payments relating to the Business. Purchaser agrees to hold in trust and deliver to Seller promptly following receipt thereof any mail, checks, electronic cash deposits, or documents that it receives pertaining to matters other than the Business or the Purchased Assets.

(b) From and after the Closing, Seller agrees to maintain for as long as necessary amounts of cash in the bank accounts used for the operation of the Business prior to Closing sufficient to cover any and all checks, drafts, and other draws that are outstanding against such accounts as of the Closing Date.

(c) From and after the Closing, Seller and Purchaser shall use their reasonable good faith efforts to reconcile, on or about forty five (45) days following the Closing or at such mutually agreeable later date, (i) the amount, if any, of the trade payables and/or accrued expenses being assumed by Purchaser pursuant to this Agreement that are drawn from the bank accounts of Seller after the Closing Date, and (ii) the amount, if any, of the accounts receivable and other customer and/or supplier payments relating to the Purchased Assets that are remitted to and/or deposited by such customers and/or suppliers into the bank accounts of Seller after the Closing Date. Any amounts due from Seller to Purchaser, or from Purchaser to Seller, as a result of such reconciliation shall be promptly paid by the owing party.

Section 10.9 Dissolution of Seller. For a period of no less than two (2) years following the Closing Date, Seller covenants and agrees to maintain its corporate existence and not to take any action to merge with or into another entity nor to liquidate or dissolve under state law. Seller further agrees that, during such period, Seller will maintain not less than $500,000 of liquid cash or cash equivalents in an unrestricted bank account in the name of Seller.

Section 10.10 Non-Solicitation by Purchaser. Purchaser covenants and agrees that, until the third anniversary of the Closing Date, Purchaser will not and will cause its Affiliates (including SIFCO Industries, Inc.) not to, without the prior written consent of Seller, directly or indirectly, solicit, induce or attempt to solicit or induce any employee of TWS who was employed by TWS on the Closing Date, to terminate his or her employment with TWS; provided, however, that this restriction shall not apply to the use of a general, widely circulated “help wanted” advertising not specifically targeted at TWS or its employees.

ARTICLE 11 MISCELLANEOUS

Section 11.1 Assignment; Third Parties; Binding Effect. The rights under this Agreement are not assignable nor are the duties delegable by (a) Seller without the prior written consent of Purchaser; and (c) Purchaser without the prior written consent of Seller; except that Purchaser may, without the consent of any other party, assign this Agreement (x) to a wholly owned subsidiary of Purchaser, (y) an entity under common control with Purchaser, or (z) Purchaser’s principal creditor; provided, however, that no such transfer or assignment shall relieve Purchaser of its obligations hereunder. Any attempted assignment or delegation in contravention of the previous sentence shall be null and void. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser and Seller, as applicable, and their respective successors and permitted assigns.

Section 11.2 Expenses. Each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

Section 11.3 Notices. All notices, requests, demands and other communications to be made under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by any party to the other parties) as follows:

(a)  If to Purchaser, to:  T&W Forge, LLC

c/o SIFCO Industries, Inc.

970 East 64th Street

Cleveland, Ohio 44103-1694

Attention: James P. Woidke

Facsimile No.: (216) 881-1828

Email: jwoidke@sifcofg.com

   with a copy to:       Benesch, Friedlander, Coplan & Aronoff LLP

2300 BP Tower

200 Public Square

Cleveland, Ohio 44114

Attention: John S. Gambaccini, Esq.

Facsimile No.: (216) 363-4588

Email: jgambaccini@beneschlaw.com

(b)  If to Seller:              T & W Forge, Inc.

c/o Durrel Corporation

8840 Commons Boulevard

Twinsburg, Ohio 44087

Attention: John C. Beringer, Jr.

Facsimile No.: (330) 405-2560

Email: jberinger@durrel.com

   with a copy to:        Hahn Loeser & Parks LLP

2800 BP Tower

200 Public Square

Cleveland, Ohio 44114

Attention: Lawrence E. Oscar, Esq.

Facsimile No.: (216) 274-2429

Email: leoscar@hahnlaw.com

Section 11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document. Any signature to this Agreement or any Ancillary Agreement delivered via facsimile, electronic mail, or in pdf format shall be deemed an original for all purposes.

Section 11.5 Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

Section 11.6 Possession of Purchased Assets. Possession of the Purchased Assets will be given to Purchaser effective as of 11:59 p.m. on the Closing Date. Purchaser will not acquire any title to the Purchased Assets until possession has been given to it in accordance with this Section 11.6. For purposes of this Section 11.6, possession will be deemed to have been given to Purchaser when Seller delivers or causes to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Agreement.

Section 11.7 Waivers. Any failure by any of the parties to comply with any of the obligations, agreements, or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

Section 11.8 Entire Agreement. This Agreement, including any certificate, schedule, exhibit, or other document delivered pursuant to its terms, constitutes the entire agreement between the parties relating to the subject matter hereof. There are no verbal agreements, representations, warranties, undertakings, or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by all the parties to this Agreement making specific reference to this Agreement.

Section 11.9 Governing Laws. This Agreement is governed by and construed in accordance with the internal laws of the State of Ohio, without regard to conflict of laws principles. For the sole purpose of this Agreement and any controversy arising hereunder, each party hereby submits itself to the exclusive jurisdiction of the state or federal courts sitting in Cuyahoga County, Ohio, and waives any objection (on the grounds of each of jurisdiction or forum non conveniens, or otherwise) to the jurisdiction of any such court. Seller and Purchaser irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action, or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

{Signatures begin on next page. Remainder of page intentionally left blank}

Signature Page to

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PURCHASER:	SELLER:

TWF ACQUISITION, LLC By: /s/ Frank A. Cappello Name: : Frank A. Cappello Title: Treasurer	T & W FORGE, INC. By: /s/ John C. Beringer, Jr. Name: John C. Beringer, Jr. Title: Secretary

APPENDIX A

DEFINITIONS

For purposes of this Agreement, unless the context otherwise indicates, the following terms, whether capitalized or not, shall have the meaning set forth below:

“Affiliate” means with respect to any Person, (a) any officer, director, manager, or holder of more than ten percent (10%) of the outstanding shares or equity interest of such Person, (b) such Person’s spouse and the parents, grandparents, brothers and sisters, children, and grandchildren of such Person or of such Person’s spouse, or (c) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person, directly or indirectly, possesses the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of voting securities, by contract, or otherwise.

“Ancillary Agreements” means the Escrow Agreement, Assignment and Assumption Agreement, the Bill of Sale, the Restrictive Covenant Agreement, the Transition Services Agreement, and each agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Purchaser or Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks are authorized or required by law to close in Cleveland, Ohio.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contaminant” means any substance or waste containing hazardous or toxic substances, pollutants, or contaminants, and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes, or materials in their solid, liquid, or gaseous phase, defined, listed, designated, regulated, classified, or identified under any Environmental Law. This definition includes asbestos and asbestos-containing materials, petroleum or petroleum-based products or derivatives thereof, radioactive materials, flammable explosives, and polychlorinated biphenyls.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding and (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the Purchased Assets may become bound.

“Debt” means (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets (excluding normal trade terms for capital assets purchased in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all reimbursement and other obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, interest rate swap, cap, collar, or floor agreement or other interest rate management device.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, easement, or restriction or reservation of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Condition” means any breach of any Environmental Laws, any Remedial Action, any Release or threatened Release, or the presence of Contaminants.

“Environmental Laws” means all applicable foreign, federal, state, and local laws, rules, regulations, codes, policies, guidance, and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any governmental or judicial authority, relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, Contaminants, pollution or the protection of public health, human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq., as amended) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §201 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.)(“RCRA”), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.), as each of these laws are in existence as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing West Ely Street Facility Lease” means that certain Net Lease Agreement, dated January 1, 1997, between Seller and West Ely Properties, Ltd., regarding the West Ely Street Facility.

“Financial Statements” means the following reports of Seller, (a) the Verified Balance Sheets, (b) the unaudited interim balance sheet dated as of November 30, 2010, and (c) the related unaudited statement of income for the period ended November 30, 2010.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Authority” means any United States, state, local, foreign, or other governmental entity or municipality or any subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal, arbitration panel, or instrumentality.

“Intellectual Property” means all business names (fictitious or otherwise), trade names, registered and unregistered trademarks and service marks, art work, packaging, plates, emblems,

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logos, internet domain names, insignia and copyrights, and other proprietary rights to various words, slogans, symbols, logos, designs and trade dress, including all registrations and applications for the same, and all goodwill associated therewith; all domestic and foreign patents and patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority including any reissue, re-examination, extension, division, continuation or continuation-in-part of any of the foregoing; all copyrights, applications for copyright registration and copyright registrations, in both published works and unpublished works; all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing such Seller any right or concession to use any Third Party Software, or other software or information or intellectual property; all know-how, trade secrets, and confidential and/or proprietary information, including, without limitation, customer lists, technical or business information, including data, process technology, plans (including business and marketing plans), sketches, drawings, schematics, flow charts, blue prints, manufacturing processes, formulae, recipes, designs, systems, forms, specifications, technical manuals, computer and software programs, product information and development, work-in-progress; all other intellectual property rights (in whatever form or medium) owned or licensed by Seller and/or used in connection with the conduct of the Business; and all documentary evidence of any of the foregoing, including, without limitation, those items listed on Schedule 2.1(e).

“Inventory” means all inventories of Seller, wherever located, including all finished goods, work in process, and raw materials to be used or consumed by Seller in the production of finished goods.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to Seller, John Beringer, John Staudt, Scott McNeese, or Craig Sivak is actually aware of a particular fact or other matter after reasonable inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, rule, code, by-law, principle of common law, regulation, statute, treaty, or requirement, including, but not limited to, any building zoning, fire, environmental, Tax, public health or safety law or code in existence as of the date hereof.

“Material Adverse Effect” means any change, event, effect, or development that (a) has a materially adverse effect on the financial condition or operating results of the Business and the assets to be acquired pursuant to this Agreement, or (b) has a materially adverse effect on the ability of Seller to perform its obligations under this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change, event, effect, or development arising from or relating to (1) any change in United States or foreign economies in general, (2) any change in general business or economic conditions affecting the industry and/or markets in which the Business operates, (3) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets, (4) any changes in GAAP or other applicable accounting regulations, or (5) any actions taken (or

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omitted to be taken) at the request of Purchaser; (ii) any matters related to or caused by the announcement of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereunder or thereunder or the effect of the public announcement of the transactions contemplated hereby on current or prospective customers of the Business; and (iii) any adverse change in or effect on the Business or the assets to be acquired pursuant to this Agreement that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 10.

“Net Working Capital” means (a) accounts receivable (other than accounts receivable determined to be Excluded Assets and listed on Schedule 2.2(g)(ii)), Inventory (which amount is determined pursuant to Section 3.2(a) hereof), and prepaid expenses (excluding prepaid insurance) of the Business related to the Purchased Assets, (b) less trade accounts payable and those accrued expenses set forth in Section 2.3(a)(ii) (excluding Retained Liabilities) of the Business, each as accrued in the Ordinary Course of Business, in conformity with GAAP.

“Ordinary Course of Business” means, with respect to Seller, an action which is:

(a) prudent, consistent with the past practices of Seller and taken in the ordinary course of the normal day-to-day operations of Seller;

(b) not required to be authorized by the directors, or shareholders of Seller; and

(c) similar in nature and magnitude to actions customarily taken without any authorization by the directors or shareholders of Seller in the ordinary course of the normal day-to-day operations of other prudent Persons that are in the same line of business as Seller.

“Person” means a natural person, sole proprietorship, corporation, limited liability company, firm, partnership, association, joint venture, trust, unincorporated organization, Governmental Authority or other entity, whether acting in an individual, fiduciary, or other capacity.

“Real Property” means all real property owned or leased by Seller and used in connection with the Business, including, without limitation, buildings, outside storage areas, silos, driveways, walkways, and parking areas thereon or thereof and all easements, improvements, and all appurtenances thereto, and the rights and privileges of Seller in all rights of way, licenses or easements.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, disposing, injection, deposit, discharge, dispersal, leaching, or migration into any media, whether soil, surface water, ground water, building interior or components, air or any combination of the foregoing, and the movement of any Contaminant through any media, and including the abandonment or discarding of barrels, containers, and other receptacles containing any Contaminant.

“Remedial Action” means any action to: (a) investigate, study, clean up, remove, treat, dispose of or in any other way address any Contaminant, including, but not limited to, risk

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assessments and/or feasibility studies; (b) prevent the Release or threatened Release, or minimize the further Release of any Contaminant; and (c) bring the existing operations of Seller in compliance with Environmental Laws.

“Seller Related Party” means and includes any of the following: all shareholders of Seller; the spouse of any such Person; any child, grandchild, parent or sibling of any such Person (without regard to whether such relationship was created by birth or adoption), or spouse of any such Person; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, employment, profits, use, alternative minimum, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes (i) any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (ii) any liability for such amounts as a result of being a member of a consolidated, combined, unitary or affiliated group or of a contractual obligation to indemnify any other Person or other entity.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Software” means any off-the-shelf software program, utility, tool, or application, or any software program which was not developed at the specific request or direction of Seller.

“Verified Balance Sheets” means the audited balance sheets of Seller dated as of October 31, 2009, October 31, 2008, and October 31, 2007, the unaudited balance sheets of Seller dated as of October 31, 2010, and in each case the related audited statements of income and cash flows of Seller for the years then ended.

“West Ely Street Facility” means that certain Real Property situated at 562 West Ely Street, Alliance, Ohio 44601.

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In addition, the following terms have the respective meanings indicated in the sections of this Agreement listed below:

Defined Term	Section
Agreement	Preamble
Assignment and Assumption Agreement	7.10(e)
Assumed Contracts	2.3(a)(iii)
Assumed Liabilities	2.3(a)
Basket	9.3(b)
Benefit Plan	5.24
Bill of Sale	7.10(f)
Boilermakers CBA	10.6(b)
Boilermakers Union	5.33(g)
Business	Recitals
Cap	9.3(b)
Claims Notice	9.2(a)
Closing	4.1
Closing Date	4.1
Closing Date Working Capital	3.2(c)
Closing Date Working Capital Statement	3.2(c)
Closing Date Payment	3.1(a)
Compliance Audit	3.1(d)
Confirmation Audit	3.1(d)
Controlled Group Member	5.24
Debt Payments	3.1(c)(iii)
Debt Payoff Letters	3.1(b)
Differences	3.2(e)(ii)
Diligence Disk	5.34
Employment Offer	7.4
Environmental Licenses	5.5(b)
Escrow Account	3.1(c)(i)
Escrow Agent	3.1(c)(i)
Escrow Agreement	3.1(c)(i)
Escrow Funds	3.1(c)(i)
Estimated Closing Working Capital	3.2(b)
Estimated Working Capital Statement	3.2(b)
Excluded Assets	2.2
Expiration Date	9.3(a)
Final Purchase Price	3.2(f)
Final Working Capital Schedule	3.2(e)(iii)
Former Property	5.5(a)(ii)

Defined Term	Section
Fundamental Representations	9.3(a)
Indemnified Party	9.2(a)
Indemnifying Party	9.2(a)
Independent Auditors	3.2(e)(ii)
Initial Working Capital Adjustment	3.2(b)
Insurance Escrow Account	3.1(c)(v)
Insurance Escrow Fund	3.1(c)(v)
Lease Agreement	7.10(h)
Liability Claim	9.2(a)
Losses	9.1(a)
Material Contact	5.17
Memorandum of Lease	7.10(i)
Notice of Disagreement	3.2(d)(ii)
Pension Trust	3.1(c)
Pension Trust Escrow Account	3.1(c)
Pension Trust Escrow Fund	3.1(c)
Physical Inventory	3.2(a)
Private Resolution Period	3.2(e)(i)
Purchased Assets	2.1
Purchase Price	3.1(a)
Purchaser	Preamble
Purchaser Indemnified Party	9.1(a)
Renewal Premium	3.1(e)(i)
Resolved Objections	3.2(e)(i)
Restrictive Covenant Agreement	7.10(g)
Retained Inventory	2.2(i)
Retained Liabilities	2.3(b)
Review Period	3.2(d)
Seller	Preamble
Seller Indemnified Party	9.1(b)
Settlement Date	3.2(e)(iii)
Shareholder	Preamble
Statement of Claims	3.2(e)(ii)
Tail Insurance Policy	7.7
Target Working Capital	3.2(b)
Transition Services Agreement	7.10(l)
TWS	2.2(j)
Withdrawal Liability	3.1(d)
Withdrawal Liability Notice	3.1(d)
West Ely Properties	7.10(h)

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